Exhibit 10.1

Exhibit 10.1 as filed with 10-Q	Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [*]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

INTELLECTUAL PROPERTY

AND

TECHNOLOGY AGREEMENT

BY AND BETWEEN

TGC, INC.,

TIVO INTL II, INC.

AND

TIVO INC.

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

i

	6.2	Royalties for [*]	37
	6.3	Royalties for GC Non-DVR Products and Certain GC Non-EPG DVR Products	37
	6.4	Favored Pricing	38

7.	PAYMENTS AND TAXES		38

	7.1	Payments	38
	7.2	Payments and Reports	39
	7.3	Late Fees	39
	7.4	Taxes	39
	7.5	Records and Audits	39
	7.6	Cost Sharing Agreement	40

8.	COLLABORATION		40

	8.1	Meetings	40
	8.2	Post Exclusivity Period Notice	41

9.	OWNERSHIP; GRANT-BACK; NON-ASSERTION; COMPANY ESCROW		42

	9.1	Licensed Technology, TiVo Improvements and TiVo Marks	42
	9.2	Company Improvements	42
	9.3	Grant Back License for Company Improvements	42
	9.4	Covenants Not to Sue	43
	9.5	Company Escrow	43
	9.6	No Blocking	44

10.	PROSECUTION & ENFORCEMENT OF IP RIGHTS		44

	10.1	Patent Prosecution and Registration of IP Rights	44
	10.2	Enforcement of TiVo IP Rights	45

11.	CONFIDENTIALITY		47

	11.1	Protection of Confidential Information	47
	11.2	Disclosure Restrictions	47
	11.3	IP Protection Measures	48

12.	REPRESENTATIONS AND WARRANTIES		48

	12.1	TiVo Representations and Warranties	48
	12.2	Company Representations and Warranties	48
	12.3	Warranty Disclaimers	49

13.	INDEMNIFICATION		49

	13.1	Mutual Indemnity	49
	13.2	Company Indemnity	50
	13.3	Procedure	50

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

14.	TERM AND TERMINATION		50

	14.1	Term	50
	14.2	Termination	51
	14.3	No Liability for Termination	52

15.	LIMITATION OF LIABILITY		52

	15.1	CERTAIN TYPES OF DAMAGES	52
	15.2	LIABILITY CAP	52

16.	GENERAL PROVISIONS		53

	16.1	Governing Law	53
	16.2	Dispute Resolution	53
	16.3	Counterparts and Facsimile Execution	55
	16.4	Headings	55
	16.5	Amendment	55
	16.6	Waiver	55
	16.7	Severability	55
	16.8	Entire Agreement	55
	16.9	No Presumption	55
	16.10	Further Assurance	56
	16.11	Rights Cumulative	56
	16.12	No Agency	56
	16.13	Notices	56
	16.14	Export Controls	57
	16.15	Assignment	57
	16.16	Force Majeure	57
	16.17	Statement of Intent With Respect to Bankruptcy	58

EXHIBIT LIST

EXHIBIT A	—	PERMITTED BUNDLED SERVICES - EXCLUDED FEATURES

EXHIBIT B	—	CLIENT TECHNOLOGY

EXHIBIT C	—	SERVER TECHNOLOGY

EXHIBIT D	—	HIGHLY SENSITIVE IP

EXHIBIT E	—	IP PROTECTION MEASURES

EXHIBIT F	—	HANDLING OF HIGHLY SENSITIVE IP

EXHIBIT G	—	MINIMUM TERMS AND CONDITIONS FOR SUBLICENSE AGREEMENTS

EXHIBIT H	—	GC PRODUCT REFERENCE DESIGN & SUBLICENSE TERMS

EXHIBIT I	—	PRE-EXISTING COMMITMENTS

EXHIBIT J	—	CALCULATION OF COSTS

EXHIBIT K	—	THIRD PARTY TECHNOLOGY AND PUBLIC SOFTWARE

EXHIBIT L	—	TIVO MARKS

EXHIBIT M	—	TIVO TRADEMARK USAGE GUIDELINES

EXHIBIT N	—	FORM OF ESCROW AGREEMENT

EXHIBIT O	—	[INTENTIONALLY OMITTED]

EXHIBIT P	—	TECHNOLOGY EXCHANGE GUIDELINES

EXHIBIT Q	—	OPERATIONAL SUPPORT TECHNOLOGY

EXHIBIT R	—	PRE-APPROVED USES OF TIVO MARKS

EXHIBIT S	—	PAYMENT GUARANTY

EXHIBIT T	—	TIVO-ENABLED DVR PRODUCT LICENSEES

EXHIBIT U	—	DEFINITION OF HPK

EXHIBIT V	—	FORM OF COST SHARING AGREEMENT

INTELLECTUAL PROPERTY AND TECHNOLOGY AGREEMENT

THIS INTELLECTUAL PROPERTY AND TECHNOLOGY AGREEMENT (the “Agreement”) is entered into as of August 9, 2004 (the “Effective Date”) by and between TGC, INC., an exempted company incorporated under the Companies Law (2004 Revision) of the Cayman Islands (“TGC” or the “Company”), TIVO INC., a Delaware corporation (“TiVo”) and TIVO INTL II, INC., a wholly-owned subsidiary of TiVo under the Companies Law (2004 Revision) of the Cayman Islands (“TiVoII”).

RECITALS

WHEREAS, TGC is a recently formed corporation;

WHEREAS, TiVo and certain other third parties are, contemporaneously with the execution of this Agreement, becoming members of TGC and entering into with TGC (1) that certain Voting Agreement; (2) that certain Investors Rights Agreement; (3) that certain Securities Purchase Agreement; and (4) that certain Share Transfer Agreement, (collectively, together with the Company’s Amended and Restated Memorandum of Association and Articles of Association, the ”Formation Agreements”);

WHEREAS, TiVo has developed or licensed from third parties certain technology relating to digital video recording (DVR) technology;

WHEREAS, Company desires to obtain a license to such technology to (i) make certain DVR products and services and non-DVR products and services and provide such products and services solely in Greater China (as defined below), and (ii) make and supply certain DVR devices to TiVo and its licensees and authorized distributors;

WHEREAS, TiVo has licensed such technology to TiVoII and TiVoII is willing to license such technology to Company under the terms and conditions set forth in this Agreement and in consideration of the Company’s agreement to supply TiVo-Enabled DVR Products (as defined below) to TiVo under mutually agreed purchase orders and supply agreements.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, promises and undertakings set forth in this Agreement, Company, TiVo II and TiVo agree as follows:

AGREEMENT

1. DEFINITIONS. The capitalized terms in this Agreement shall have the following meaning:

1.1 “Actual Filing Date” with respect to a patent means the calendar date on which the patent application from which the patent directly issued was filed regardless of any earlier claimed priority date (from a parent, predecessor, provisional, PCT or foreign counterpart application or otherwise).

1.2 “Additional Manufacturing Materials” means the following with respect to the TiVo Hardware Reference Designs or Company Hardware Reference Designs: [*]. The Additional Manufacturing Materials for TiVo Hardware Reference Designs shall only be licensed to Company, pursuant to Section 2.5, to the extent TiVoII or TiVo can license them [*].

1.3 “Authorized Sublicensee” means a Sublicensee under a Developer Sublicense Agreement that is not a Wholly-Owned Subsidiary of Company and that TiVo or TiVoII has approved in writing to receive and use certain Highly Sensitive IP or Scripts pursuant to Section 2.11(b) of this Agreement.

1.4 “Authorized Personnel” means the following individuals that are permitted to receive Highly Sensitive IP under the terms of this Agreement: (a) any employees or Individual U.S. Contractors of Company or its Wholly-Owned Subsidiaries who have agreed to be bound by nondisclosure obligations and restrictions no less restrictive than those contained in Article 11, Exhibit E (IP Protection Measures) and Exhibit F (Handling of Highly Sensitive IP); and (b) any employees or Individual U.S. Contractors of an Authorized Sublicensee who have agreed to be bound by nondisclosure obligations and restrictions no less restrictive than those contained in Article 11, Exhibit E (IP Protection Measures) and Exhibit F (Handling of Highly Sensitive IP).

1.5 “Bankruptcy Code” shall have the meaning set forth in Section 16.17.

1.6 “Claim” means any of the following: liabilities, damages, settlements, claims, actions, suits, penalties, fines, costs or expenses (including reasonable attorney’s fees and court costs).

1.7 “Client Technology” means the client-side software (excluding any Hardware Dependent Software), in Source Code, Script and Object Code forms, described in Exhibit B (Client Technology) hereto, and related documentation, trade secrets and know-how, to the extent licensable by TiVoII or TiVo for the scope of the licenses granted to Company under Article 2 [*].

1.8 “Closing” shall have the meaning ascribed to such term in that certain Securities Purchase Agreement of TGC of even date herewith.

1.9 “Collaboration Period” means the period beginning on the Effective Date and ending on the five-year anniversary of the Effective Date.

1.10 “Company Hardware Reference Designs” means any hardware designs for DVR Products made by or for the Company or its Wholly Owned Subsidiaries based on, using, incorporating or enabling any Licensed Technology and/or TiVo Improvements, the Design and Manufacturing Package therefor, Hardware Dependent Software, in Source Code, Script and Object Code forms, Company’s Additional Manufacturing Materials, and documentation relating to the foregoing.

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.11 “Company Improvements” means (i) the software provided to TiVo pursuant to Paragraph B of Exhibit P (Technology Exchange Guidelines) and (ii) Upgrades made during the Collaboration Period pursuant to the rights granted by TiVoII under this Agreement by or for Company or any Wholly-Owned Subsidiary of Company (or by a Reference Design Sublicensee) to:

(a) HPK (and TiVo Improvements and Company Improvements thereof) to the extent made generally available during the Collaboration Period in DVR Products or DVR Services and, if such Upgrades are applicable to the functionality of DVR Products or DVR Services, to the extent made generally available during the Collaboration Period in Non-DVR Products, Non-DVR Services or Non-EPG DVR Products;

(b) the Client Technology (excluding the HPK which is provided pursuant to (a) above) (and TiVo Improvements and Company Improvements thereof), to the extent made generally available during the Collaboration Period in DVR Products or DVR Services and, if such Upgrades are applicable to the functionality of DVR Products or DVR Services, to the extent made generally available during the Collaboration Period in Non-DVR Products, Non-DVR Services or Non-EPG DVR Products, all of the foregoing set forth in this paragraph (b) except such Upgrades that are implemented in a manner such that they interact with the Client Technology (and TiVo Improvements and Company Improvements thereof) only via an abstraction layer interface(s); provided, however that if the abstraction layer interface(s) is made by or for Company or any Wholly-Owned Subsidiary of Company, such abstraction layer interface(s) (and the specification for such interface(s) and software for testing that the interface(s) complies with such specification) shall be a “Company Improvement” hereunder;

(c) any Operational Support Technology (and TiVo Improvements and Company Improvements thereof) to the extent used by or for Company or its Inter-Company Sublicensees with generally available products or services during the Collaboration Period, all of the foregoing set forth in this paragraph (c) except such Upgrades that are implemented in a manner such that they interact with the Operational Support Technology (and TiVo Improvements and Company Improvements thereof) only via an abstraction layer interface(s); provided, however that if the abstraction layer interface(s) is made by or for Company or any Wholly-Owned Subsidiary of Company, such abstraction layer(s) interface (and the specification for such interface(s) and software for testing that the interface(s) complies with such specification) shall be a “Company Improvement” hereunder;

(d) the Scripts in the Server Technology (and TiVo Improvements and Company Improvements thereof) to the extent used by or for Company or its Inter-Company Sublicensees with generally available products or services during the Collaboration Period, all of the foregoing set forth in this paragraph (d) except such Upgrades that are implemented in a manner such that they interact with the Server Technology (and TiVo Improvements and Company Improvements thereof) only via an abstraction layer interface(s); provided, however that if the abstraction layer interface(s) is made by or for Company or any Wholly-Owned Subsidiary of Company, such abstraction layer interface(s) (and the specification for such interface(s) and software for testing that the interface(s) complies with such specification) shall be a “Company Improvement” hereunder.

Company Improvements that are software shall include Source Code and Scripts, if available, except with respect to (a), which shall include only Object Code and Scripts and (d) which shall only include Scripts. For the avoidance of doubt, “Company Improvements” shall not include (i) any Source Code for Hardware Dependent Software, (ii) any technology (including IP Rights therein) that is developed by or on behalf of Company or its Wholly-Owned Subsidiaries independent of and without use of Licensed Technology or TiVo Improvements, (iii) any application (including IP Rights therein) that is developed by (and owned by) a third party independent of and without use of Licensed Technology or TiVo Improvements even if such application interfaces with Licensed Technology or TiVo Improvements (iv) any Upgrades that Company can withhold as provided in Section 3.3(b); (v) any Upgrades that TiVo elects in writing, in its sole discretion, not to receive as “Company Improvements” hereunder; and (vi) any proprietary information of a third party which the Company does not have a right to provide to TiVo hereunder.

1.12 “Company Non-Assert Patents” means any patent issued to or assigned to Company or its Wholly-Owned Subsidiaries (excluding the patents of any entity that acquires or merges with Company) with an Actual Filing Date that is prior to or on the [*]anniversary of the Effective Date.

1.13 “Company Public Software Employee Expert” means an employee of the Company trained in the legal and technical aspects of Public Software so as to be able to segregate Public Software from other software and understand that derivation of Public Software has certain obligations of disclosure back to the Public Software community.

1.14 “Component” shall have the meaning set forth in Section 2.8(b)(iv).

1.15 “Confidential Information” means any proprietary and/or non-public information that one Party (or its Wholly-Owned Subsidiary) (the “Disclosing Party”) discloses or makes available to the other Party (or its Wholly-Owned Subsidiary) (the “Receiving Party”), which the Receiving Party knows or has reason to know is considered confidential by the Disclosing Party. Confidential Information includes, without limitation, Source Code, Additional Manufacturing Materials, trade secrets, know-how, software flow charts, diagnostic routines, confidential business information, confidential partner and business relationships, confidential forecasts, confidential financial plans and data, product costs, service costs, customer information, confidential marketing plans, unannounced product information, and engineering roadmaps. For purposes of this Agreement, Confidential Information also includes this Agreement, all such information disclosed between the Parties in the course of negotiating this Agreement, and the term sheets that preceded this Agreement. Confidential Information shall exclude information the Receiving Party can demonstrate by reasonably detailed written documentation: (a) was independently developed by the Receiving Party without any use of or access to the Disclosing Party’s Confidential Information; (b) became known to the Receiving Party, without restriction, from a source (having a right to disclose such information) other than the Disclosing Party without breach of this Agreement; (c) was generally available in the public domain at the time it was disclosed or enters the public domain through no act or omission of the

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Receiving Party; (d) was rightfully known by the Receiving Party, without restriction, at the time of disclosure; or (e) was approved for disclosure by the Disclosing Party beforehand and in writing.

1.16 “Costs” means fully burdened direct and indirect costs determined in accordance with Exhibit J (Calculation of Costs).

1.17 “Court” shall have the meaning set forth in Section 16.2(b).

1.18 “Critical Sublicensee Breach” means any of the following to the extent it results in a material harm to TiVo’s or TiVoII’s right in or to the Licensed Technology, TiVo Improvements, TiVo’s Additional Manufacturing Materials, TiVo Confidential Information or TiVo Marks: (a) a Sublicensee’s (excluding Company Wholly-Owned Subsidiaries and End User Sublicensees) breach of the confidentiality obligations in its Sublicense Agreement; or (b) Sublicensee’s (excluding Company Wholly-Owned Subsidiaries and End User Sublicensees) use of the Licensed Technology or TiVo Improvements in violation of the scope of the sublicenses granted or restrictions contained in its Sublicense Agreement.

1.19 “Design and Manufacturing Package” means schematics, Gerber files, component placement files for a given hardware platform, bezel design requirements specifications, product design drawings, remote control design files, a generic user guide, and hardware and software release notes.

1.20 “Developer Sublicense Agreement” shall have the meaning set forth in Section 2.11(b).

1.21 “Disclosing Party” shall have the meaning set forth in Section 1.15.

1.22 “Distribution Sublicense Agreement” shall have the meaning set forth in Section 2.11(f).

1.23 “DVR Product” means (a) any products (including software, devices, or components) which have the ability to record, on any media, and playback any video programming content (whether or not accompanied by sound) where such content (i) is delivered to such product by terrestrial broadcast, satellite, cable, internet (or other data transmission methods) or any other method whether now in existence or which comes into existence in the future and (ii) is used in connection with (or is designed to be used in connection with) an EPG; and (b) any products (including software, devices, or components) which do not contain all of the elements listed above under (a), but which have no substantial intended use except as an integral part of a system that has all of the elements listed above under (a). A “DVR Product” may be a standalone product or part of a larger product.

1.24 “DVR Service” means any services or application software features (including non-DVR related services or application software features) used in connection with DVR Products (including but not limited to services and application software features similar to the Permitted Bundled Services and to the Permitted Bundled Services-Excluded Features) and any services provided to third parties related to the commercialization of DVR Products or other DVR services (e.g., selling advertising into DVR Products or DVR Services, selling aggregate customer viewing patterns, etc.), whether any of the above are provided for a fee or for free.

1.25 “Employee Costs” means the [*]costs, calculated by TiVo [*]and provided to Company by written notice, as determined according to the following formula:

[*]

The initial Employee Cost shall be [*]

1.26 “End User” means an individual consumer or an enterprise customer who purchases a product and/or service incorporating Licensed Technology and/or TiVo Improvements for such consumer’s or enterprise customer’s own use and not for resale or further distribution.

1.27 “End User Critical Sublicensee Breach” means any of the following to the extent it results in material harm to TiVoII’s or TiVo’s right in or to the Licensed Technology, TiVo Improvements, TiVo Confidential Information or TiVo Marks: (a) an End User Sublicensee’s breach of the confidentiality obligations in its End User Sublicense Agreement; or (b) an End User Sublicensee’s use of the Licensed Technology or TiVo Improvements in violation of the scope of the sublicenses granted or restrictions contained in its End User Sublicense Agreement.

1.28 “End User Sublicense Agreement” shall have the meaning set forth in Section 2.11(g).

1.29 “Enforce” shall have the meaning set forth in Section 2.11(j).

1.30 “EPG” shall mean electronic program guide.

1.31 “Escrow Materials” shall have the meaning set forth in Section 9.5(a).

1.32 “Exclusivity Period” means the period beginning on the Effective Date and ending on the fifth anniversary of the Effective Date unless (i) extended by the Parties by mutual agreement in writing or (ii) earlier terminated by TiVoII or TiVo in accordance with Section 2.9 or Section 14.2(a).

1.33 “Force Majeure Event” shall have the meaning set forth in Section 16.16.

1.34 “FTE” shall have the meaning set forth in Section 3.2.

1.35 “GAAP” means the then-current applicable Generally Accepted Accounting Principles in the United States consistently applied as recognized or accepted by the United States Securities and Exchange Commission and the Financial Accounting Standards Board. As used herein, “GAAP” shall also include cost accounting principles that are generally accepted in the United States.

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.36 “GC Basic DVR Product” means a GC DVR Product sold bundled with the GC Basic DVR Service and no GC Premium DVR Service.

1.37 “GC Basic DVR Service” means, with respect to each market in Greater China, a Licensed DVR Service provided in such market solely for use by End Users in such market: (a) that is bundled with a GC DVR Product available in such market; (b) for which [*]; and (c) that offers substantially no more features or functionality than as offered in the Permitted Bundled Services.

1.38 “GC DVR Product” means a DVR Product provided in Greater China for use solely by End Users in Greater China that operates in connection with the GC DVR Service and no EPG service other than that provided by or for Company or pursuant to a Service Provider Sublicense Agreement.

1.39 “GC DVR Service” means the GC Basic DVR Service or the GC Premium DVR Service.

1.40 “GC Non-DVR Product” means a Non-DVR Product marketed, offered or sold in Greater China solely for use by End Users in Greater China.

1.41 “GC Non-DVR Service” means a Licensed Non-DVR Service marketed, offered or provided in Greater China solely for use by End Users in Greater China.

1.42 “GC Non-EPG DVR Product” means a Non-EPG DVR Product marketed, offered or sold in Greater China for use solely by End Users in Greater China.

1.43 “GC Premium DVR Service” means, with respect to each market in Greater China, any Licensed DVR Service provided in such market solely for use by End Users in Greater China that is not (i) the GC Basic DVR Service or (ii) a GC Premium Negotiated DVR Service.

1.44 “GC Premium Negotiated DVR Service” means, with respect to each market in Greater China, any Licensed DVR Service provided in such market solely for use by End Users in Greater China that (i) is not the GC Basic DVR Service and (ii) was developed without use of the Licensed Technology or TiVo Improvements but interfaces with the Licensed Technology or TiVo Improvements.

1.45 “GC Product RD Sublicense Agreement” shall have the meaning set forth in Section 2.11(e).

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.46 “GC Product Reference Design” means the materials and intellectual property described in Exhibit H (GC Product Reference Design & Sublicense Terms), excluding any Highly Sensitive IP.

1.47 “GC Region” means any one of the following geographic regions: the PRC, Macau Special Administrative Region, Hong Kong Special Administrative Region, Taiwan and Singapore.

1.48 “GC Specific Portions” means any portion of an Upgrade that has no reasonable utility and application in a market outside of Greater China.

1.49 “General Technology and Know-How” means [*], and any associated documentation, know-how and trade secrets provided by TiVoII or TiVo to Company for use with the above, each of the above only to the extent licensable by TiVoII or TiVo for the scope of the licenses granted to Company under Article 2 without paying additional fees or other compensation to third parties. Notwithstanding the foregoing, except as expressly provided otherwise, “General Technology and Know-How” does not include any Source Code.

1.50 “Governmental or Regulatory Authority” means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any non-United States country or any domestic or foreign state, county, city or other political subdivision.

1.51 “Greater China” means the following geographic regions: the PRC, Macau Special Administrative Region, Hong Kong Special Administrative Region, Taiwan and Singapore.

1.52 “Gross Revenue” means any revenue for which an invoice is issued (for the purposes of this definition charging a credit card with authorization is deemed issuing an invoice) by or on behalf of Company or any Wholly-Owned Subsidiary of Company that is attributable to [*], as applicable, provided to an End User (net of any [*]but without any other deductions), whether in the form of End User fees, license or sublicense fees, revenue shares or any other in-kind consideration.

1.53 “Hardware Dependent Software” means: (a) operating system kernel software; (b) hardware driver software; and (c) other software, if any, where the foregoing (a), (b) and (c) is written for specific platform hardware and operating system, according to a specification of software interface that describes and exposes the functionality as needed by the application software similar to the HPK.

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.54 “Highly Sensitive IP” means the intellectual property, materials and technology set forth on Exhibit D (Highly Sensitive IP) disclosed by TiVoII or TiVo hereunder to Company.

1.55 “HPK” shall have the meaning set forth in Exhibit U (Definition of HPK).

1.56 “ICC Rules” shall have the meaning set forth in Section 16.2(b).

1.57 “Indemnified Party” shall have the meaning set forth in Section 13.3.

1.58 “Indemnifying Party” shall have the meaning set forth in Section 13.3.

1.59 “Individual U.S. Contractor” means, with respect to the Company, its Wholly-Owned Subsidiary, or an Authorized Sublicensee, a U.S. resident individual retained as an independently contracted developer, pursuant to a written agreement, to work in the United States for Company, its Wholly-Owned Subsidiary, or an Authorized Sublicensee, as the case may be.

1.60 “Infringement Claim” shall have the meaning set forth in Section 10.2(b).

1.61 “Inter-Company Sublicense Agreement” shall have the meaning set forth in Section 2.11(a).

1.62 “Inter-Company Sublicensee” shall mean a Wholly-Owned Subsidiary of Company that is sublicensed pursuant to Section 2.11(a) under an Inter-Company Sublicense Agreement.

1.63 “IP Rights” means any worldwide intellectual property or other proprietary rights (excluding trademark, service mark, and domain name rights), including but not limited to copyrights, trade dress rights (including audible characteristics), mask work rights registrations, moral rights, patent rights, patent applications and disclosures, know-how, inventions, rights of priority, and trade secret rights.

1.64 “Law” means all applicable U.S., non-U.S., federal, state, local, municipal, or other laws, statutes, constitutions, ordinances, codes, edicts, decrees, injunctions, stipulations, judgments, orders, rulings, rules, regulations, assessments, writs, or requirements whether temporary, preliminary or permanent, issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental or Regulatory Authority.

1.65 “Licensed DVR Service” means any DVR Service based on or using (including but not limited to by interfacing with) any Licensed Technology or TiVo Improvements.

1.66 “Licensed Non-DVR Services” means any services that are not DVR Services based on or using (including but not limited to by interfacing with) any Licensed Technology or TiVo Improvements.

1.67 “Licensed Technology” means the Client Technology, Server Technology, TiVo Hardware Reference Designs, Operational Support Technology, and General Technology and Know-How.

1.68 “Majority-Owned Affiliate” of any Party or third party shall mean any other person or entity that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with such Party or third party, as the case may be. For purposes of this definition, a person or entity shall be deemed to be “controlled by” another person or entity if the other possesses, directly or indirectly, power either (i) to vote 50% or more of the securities having ordinary voting power for the election of directors of such person or entity, or (ii) to direct or cause the direction of the management and policies of such person or entity whether by contract or otherwise. However, regardless of the foregoing and anything else contained herein, TiVo and the Company shall not be deemed Majority-Owned Affiliates of each other for purposes of this Agreement.

1.69 “Manufacturer Sublicense Agreement” shall have the meaning set forth in Section 2.11(c).

1.70 “Non-DVR Products” means products (including software, devices, or components) which are not DVR Products or Non-EPG DVR Products.

1.71 “Non-EPG DVR Products” means products that would be DVR Products except such products do not have EPG service and are incapable of using an EPG service. For the purposes of this definition, a product that would be a DVR Product but for the fact that it does not have an EPG service, is technically capable of running an EPG service, but which contains design limitations, security measures or other technological restrictions which prevent such product from being used or operating with any EPG service without the intervention and consent of the Company shall be deemed incapable of using an EPG service so long as such Company consent is not granted.

1.72 “Non-Greater China Territory” means worldwide, excluding Greater China.

1.73 “Object Code” means computer programming code substantially in binary form that is directly executable by a computer after processing, but without compilation or assembly.

1.74 “Operational Support Technology” means [*]as further described in Exhibit Q (Operational Support Technology), all of the above in Source Code, Object Code and Script forms, and any associated documentation, know-how and trade secrets provided by TiVoII or TiVo to the Company for use with the above, all of the above only to the extent licensable by TiVoII or TiVo for the scope of the licenses granted to Company under Article 2 without paying additional fees or other compensation to third parties.

1.75 “Party” means TiVo (and TiVoII, as applicable) and/or Company and collectively, TiVo (and TiVoII, as applicable) and Company are referred to herein as the “Parties”.

1.76 “Permitted Bundled Services” means the digital video recording services offered and provided by TiVo as its generally commercially available “Basic Service” or

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

“Premium Services,” as they exist as of the Effective Date, excluding any functionality or features described in Exhibit A (Permitted Bundled Services - Excluded Features), attached hereto, as may be amended from time to time by mutual agreement of the Parties.

1.77 “Person” means any individual, entity or group, including, but not limited to, any corporation, limited liability company, limited or general partnership, joint venture, association, joint stock company, trust, unincorporated organization, or Governmental or Regulatory Authority.

1.78 “PRC” means the People’s Republic of China, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.

1.79 “Pre-Existing Commitments” means TiVo’s and TiVoII’s existing commitments and licenses regarding the Licensed Technology and/or TiVo Improvements as set forth in Exhibit I (Pre-Existing Commitments).

1.80 “Public Software” means any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software (e.g., Linux) or similar licensing or distribution models, including software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (A) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL), (B) the Artistic License (e.g., PERL), (C) the Mozilla Public License, (D) the Netscape Public License, (E) the Sun Community Source License (SCSL), (F) the Sun Industry Standards License (SISL), (G) the BSD License, and (H) the Apache License.

1.81 “Receiving Party” shall have the meaning set forth in Section 1.15.

1.82 “Reference Design Sublicensees” shall have the meaning set forth in Section 2.11(e) below.

1.83 “Release Condition” shall have the meaning set forth in Section 9.5(b).

1.84 “Royalties” means the royalties set forth in Sections 6.1, 6.2 and 6.3.

1.85 “Royalty Price” means, with respect to a [*], the [*]for the [*] of such product (net of any [*]), as converted from the currency under which such product was sold, leased or otherwise disposed of, to the equivalent amount in US Dollars at the rate that is published by Bloomberg at the opening of the first business day after the end of each calendar quarter for which the payment of royalties is due:

(a) paid by an unaffiliated distributor, reseller or End User to Company or its Majority-Owned Affiliates in the case of [*];

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(b) paid by an unaffiliated distributor, reseller or End User to a [*] or its Majority-Owned Affiliates in the case of [*]; and

(c) in respect of [*]that are sold [*] or are [*] paid by an unaffiliated distributor, reseller or End User to Company or its Majority-Owned Affiliates.

In the event such a product is [*], the price for such product shall be the [*]after the sale, lease or other disposal of such product for such product (but specifically excluding [*]). For the purposes of this definition, the [*] shall be the greater of: (i) the [*]as determined in this Section 1.85; or (ii) [*].

1.86 “Scripts” means computer programming code that is in human-readable form that is directly executable by a computer via an interpreter.

1.87 “Server Technology” means the server-based software described in Exhibit C (Server Technology) hereto, in Object Code and Scripts only, related hardware and connectivity requirements, related documentation, trade secrets and know-how, to the extent licensable by TiVoII or TiVo for the scope of the licenses granted to Company under Article 2 without paying additional fees or other compensation to third parties.

1.88 “Service Provider Sublicense Agreement” shall have the meaning set forth in Section 2.11(d).

1.89 “Severe Bugs” means (i) fatal bugs (errors or bugs that cause machine freezes or unrecoverable errors that lead to unuseability that may require replacement of product within sixty (60) days) or (ii) critical bugs or errors that are likely to cause severe damage to the branding or image of Company and/or TiVo.

1.90 “Source Code” means computer programming code and all associated header files and comments that may be displayed in a form readable and understandable by a programmer of ordinary skill including any related source code level system documentation, comments and procedural code, such as job control language and which requires further compilation or other processing to be executed by a computer.

1.91 “Sublicense Agreement” shall mean any of the following: (a) Developer Sublicense Agreement; (b) a Manufacturer Sublicense Agreement; (c) a Service Provider Sublicense Agreement; (d) a Distribution Sublicense Agreement; (e) an End User Sublicense Agreement; (f) GC Product RD Sublicense Agreement; and (g) Inter-Company Sublicense Agreement.

1.92 “Sublicensee” means a third party (including Inter-Company Sublicensees and other Wholly-Owned Subsidiaries of the Company) who is granted a sublicense to or under any of the Licensed Technology, TiVo Improvements or TiVo Additional Manufacturing Materials by Company or its Wholly-Owned Subsidiaries pursuant to a Sublicense Agreement.

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.93 “Taxes” means any sales, use, excise, import or export, value-added or similar tax or duty, and any other tax, including any penalties and interest, and all government permit or license fees and all customs and similar fees and any costs associated with the collection or withholding of any of the foregoing items.

1.94 “Technology Licensee” shall have the meaning set forth in Section 3.3(b).

1.95 “Technology Licensor” shall have the meaning set forth in Section 3.3(b).

1.96 “Term” shall have the meaning set forth in Section 14.1.

1.97 “Third Party Excluded Technology” shall mean any software, components, parts, subassemblies, technology, IP Rights or other proprietary rights owned or controlled by a party other than TiVoII or TiVo that are excluded from Licensed Technology because they are not licensable by TiVoII or TiVo for the scope of the licenses granted to Company under Article 2 [*]. The list of “Third Party Excluded Technology” known to TiVo as of Closing is specified on Exhibit K (Third Party Technology).

1.98 “Third Party Included Technology” shall mean any software, components, parts, subassemblies, technology, IP Rights or other proprietary rights owned by a third party and sublicenseable by TiVoII or TiVo for the scope of the licenses granted to Company under Article 2 [*]. The list of “Third Party Included Technology” known to TiVo as of Closing is specified on Exhibit K (Third Party Technology).

1.99 “TiVo Competitor” means any person or entity or Majority-Owned Affiliate thereof that offers or provides [*] (through licensees, resellers or distributors) to consumers.

1.100 “TiVo Current DVR Service” means the DVR Service commercially offered and provided by TiVo generally as of Closing and as such DVR Service evolves over the Collaboration Period.

1.101 “TiVo-Enabled DVR Product Licensee” means, with respect to a particular design of TiVo-Enabled DVR Product that Company wishes to supply under the terms of this Agreement, the third parties listed on Exhibit T (TiVo –Enabled DVR Product Licensees” (as such Exhibit may be amended by TiVo in accordance with Section 2.1).

1.102 “TiVo-Enabled DVR Product Retail Distributors” means retail distributors (including online retail distributors) of TiVo-Enabled DVR Products.

1.103 “TiVo–Enabled DVR Products” means DVR Products made in compliance with TiVo-approved specifications that are enabled to run TiVo’s DVR Services, will not run without TiVo’s DVR Services (except with TiVo’s consent), and are not enabled to run any other services (including but not limited to any service providing [*] information). For the

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

purposes of this definition, a DVR Product that is technically capable of running any services other than TiVo DVR Services, but which contains design limitations, security measures or other technological restrictions which prevent such DVR Product from being used or operating with such other services without the intervention and consent of the Company and consent of TiVo (which would be granted as required under this Agreement) shall not be deemed enabled to run such other services.

1.104 “TiVo HRD Upgrades” shall have the meaning set forth in Section 1.105.

1.105 “TiVo Hardware Reference Design” means the following hardware designs (referenced by their internal TiVo designations), to the extent licensable by TiVoII or TiVo for the scope of the licenses granted to Company under Article 2 [*], in the form existing as of the date of first manufacturing production release of each such design: (a) Gerbers [*]; (b) related Hardware Dependent Software [*]in Source Code, Scripts and Object Code forms and any Upgrades (made during the [*]of production) to the foregoing designed to primarily improve manufacturing yields or to fix any hardware design defects (the “TiVo HRD Upgrades”); (c) documentation related thereto, including, without limitation, schematics and layout designs; and (d) and associated Design and Manufacturing Packages.

1.106 “TiVo Improvements” means Upgrades (excluding (i) any Hardware Dependent Software and (ii) after termination or expiration of the Exclusivity Period, [*]which have not been provided to Company prior to such termination or expiration) made during the Collaboration Period by or for TiVo or any Wholly-Owned Subsidiary of TiVo, to the extent licensable by TiVo or such Wholly-Owned Subsidiary for the scope of the licenses granted to Company under Article 2 [*], to: (a) the Client Technology (and TiVo Improvements and Company Improvements thereof), to the extent made generally available and implemented in the client device software for the TiVo Current DVR Service during the Collaboration Period, in Source Code and Script forms if available; (b) the Server Technology (and TiVo Improvements and Company Improvements thereof), to the extent made generally available and implemented in the server software for the TiVo Current DVR Service during the Collaboration Period, in Object Code and Script form only; and (c) the Operational Support Technology (and TiVo Improvements and Company Improvements thereof), to the extent used with the TiVo Current DVR Service during the Collaboration Period, in Source Code and Script forms. “TiVo Improvements” also include any deliverables provided by TiVo or TiVoII to the Company pursuant to: (i) Company’s use of TiVo engineering services pursuant to Article 5 of this Agreement; and (ii) the mutual written agreement of TiVoII (or TiVo on its behalf) and the Company (including without limitation, Upgrades to the General Technology and Know-How that Company and TiVoII (or TiVo on its behalf) agree in writing to provide to Company as “TiVo Improvements” hereunder). Notwithstanding the foregoing, “TiVo Improvements” shall not include: (A) any Upgrades that TiVoII or TiVo could withhold as provided in Section 3.3(b) or Section 2.7(e); (B) any Upgrades relating to TiVo Hardware Reference Designs (or any component thereof) or any other TiVo hardware, except as expressly set forth in Section 1.105; or (C) any technology (including IP Rights therein) that is independently developed by or on behalf of TiVo or its Wholly-Owned Subsidiaries without use of Licensed Technology or TiVo

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Improvements; (D) any application (including IP Rights therein) that is independently developed by (and owned by) a third party without use of Licensed Technology or TiVo Improvements even if such application interfaces with Licensed Technology or TiVo Improvements; and (E) any proprietary information of a third party which TiVoII and TiVo do not have a right to provide to Company hereunder.

1.107 “TiVo Marks” means the trademarks, service marks, trade names and logos of TiVo specifically set forth in Exhibit L (TiVo Marks), as may be updated or amended in accordance with the terms of this Agreement.

1.108 “TiVo Non-Assert Patents” means any patent issued to or assigned to TiVo or its Wholly-Owned Subsidiaries (excluding the patents of any entity that acquires or merges with TiVo) (a) with an Actual Filing Date [*]or (b) for which Company has paid [*]of the total prosecution and filing fees pursuant to Section 10.1(b)(ii).

1.109 “TiVo Non-Enabled DVR Products” means (a) any DVR Products that are not TiVo-Enabled DVR Products and (b) Non-EPG DVR Products (other than GC Non-EPG DVR Products).

1.110 “TiVo Partners” means TiVo’s (or TiVoII’s) partners, resellers, distributors or other licensees (excluding individual consumers).

1.111 “T/P Report” shall have the meaning set forth in Section 7.6.

1.112 “Trademark Usage Guidelines” means TiVo’s trademark usage guidelines and policies as set forth in Exhibit M (Trademark Usage Guidelines), as may be modified by TiVo in its sole discretion from time to time upon reasonable advance notice to Company.

1.113 “Upgrades” with respect to a body of work or technology means updates, upgrades, modifications, enhancements, improvements or derivatives of that work or technology.

1.114 “Wholly-Owned Subsidiary” with respect to a Party means any entity in which such Party, either directly or indirectly, (a) holds one hundred percent (100%) of the issued shares of voting stock (or similar indicia of ownership); or (b) has the power to exercise one hundred percent (100%) of the voting rights. A Wholly-Owned Subsidiary shall cease to be a Wholly-Owned Subsidiary on the date that it no longer meets the criteria set forth above; provided, however, that during the term of this Agreement, TiVoII shall always be deemed a Wholly-Owned Subsidiary of TiVo. Notwithstanding the foregoing criteria, Company and TiVo II (or TiVo on its behalf) may mutually agree in writing that certain of Company’s Majority-Owned Affiliates will be treated as and receive the benefits and rights of Company’s Wholly-Owned Subsidiaries under this Agreement.

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

2. LICENSE GRANTS.

2.1 TiVo-Enabled DVR Products. Subject to the terms and conditions of this Agreement, TiVoII, on behalf of itself and its Wholly-Owned Subsidiaries, hereby grants to Company a non-exclusive, non-transferable, [*]license, under TiVoII’s IP Rights in the Licensed Technology and TiVo Improvements, to use and modify the Licensed Technology and TiVo Improvements to (i) use, design, develop, support, make and have made (under an authorized Manufacturer Sublicense Agreement) TiVo-Enabled DVR Products and (ii) sell, offer, import or otherwise dispose of such TiVo-Enabled DVR Products to (a) TiVo and (b) TiVo-Enabled DVR Product Licensees so long as the Company conditions such sales or other disposals of TiVo-Enabled DVR Products, in writing, on such TiVo-Enabled DVR Product Licensees using, reselling or otherwise disposing of such TiVo-Enabled DVR Products solely in accordance with the terms and conditions of their license agreements with TiVo or TiVoII. If Company desires to sell, offer, import or otherwise dispose of TiVo-Enabled DVR Products to any TiVo-Enabled DVR Product Retail Distributors, TiVoII (or TiVo on its behalf) agrees to discuss such desire with Company in good faith, and any terms authorizing Company’s sale, offer, import or disposal of TiVo-Enabled DVR Products to TiVo-Enabled DVR Product Retail Distributors shall be as agreed to by the Parties in writing. If Company wishes to add a TiVo licensee to Exhibit T (TiVo-Enabled DVR Product Licensees), Company shall make such request to TiVoII in writing and TiVoII (or TiVo on its behalf) will consider such request in good faith. Notwithstanding anything in this Agreement to the contrary, TiVoII (or TiVo on its behalf) shall have the right to amend Exhibit T (TiVo-Enabled DVR Product Licensees) to add or remove licensees or TiVo-Enabled DVR Product designs with respect to particular licensees, in its discretion; provided, however, in the event TiVoII (or TiVo on its behalf) desires to amend Exhibit T (TiVo-Enabled DVR Product Licensees) so as to remove a TiVo licensee, or a particular design with respect to a licensee, from such list, TiVoII (or TiVo on its behalf) shall provide written notice to Company of such removal and Company (and its Wholly-Owned Subsidiaries) may only continue to provide such design of TiVo-Enabled DVR Products to such TiVo licensee pursuant to purchase orders accepted by Company or its Wholly-Owned Subsidiaries prior to Company’s receipt of the notice.

2.2 GC DVR Services, GC DVR Products and GC Non-EPG DVR Products. Subject to the terms and conditions of this Agreement, TiVoII, on behalf of itself and its Wholly-Owned Subsidiaries, hereby grants to Company, under TiVoII’s IP Rights in the Licensed Technology and TiVo Improvements, a non-transferable, nonsublicenseable (except as expressly provided in Section 2.11): (a) exclusive (except as set forth in Sections 2.8 and 2.9 below) license for the Exclusivity Period and nonexclusive license for the balance of the Term after the Exclusivity Period in Greater China to use and modify the Licensed Technology and TiVo Improvements to use, design, develop, support, make, have made (under an authorized Manufacturer Sublicense Agreement), offer, import, sell, provide or otherwise dispose of GC Non-EPG DVR Products, GC DVR Products and GC DVR Services; and (b) nonexclusive license in the Non-Greater China Territory, to use and modify the Licensed Technology and TiVo Improvements to design, develop, support, make and have made (under an authorized Manufacturer Sublicense Agreement) GC Non-EPG DVR Products, GC DVR Products and GC DVR Services and provide GC DVR Services. Notwithstanding the foregoing, Company is not licensed to bundle a DVR Service that offers more features or functionality than as offered in the Permitted Bundled Services with a GC DVR Product without [*]for such DVR Service.

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

2.3 GC Non-DVR Products. Subject to the terms and conditions of this Agreement, TiVoII, on behalf of itself and its Wholly-Owned Subsidiaries, hereby grants to Company, under TiVoII’s IP Rights in the Licensed Technology and TiVo Improvements, a non-transferable, nonsublicenseable (except as expressly provided in Section 2.11): (a) exclusive (except as set forth in Sections 2.8 and 2.9 below) license for the Exclusivity Period and nonexclusive license for the balance of the Term after the Exclusivity Period in Greater China to use and modify the Licensed Technology and TiVo Improvements to use, design, develop, support, make, have made (under an authorized Manufacturer Sublicense Agreement), offer, import, sell or otherwise dispose of GC Non-DVR Products; and (b) nonexclusive license in the Non-Greater China Territory to use and modify the Licensed Technology and TiVo Improvements to design, develop, support, make and have made (under an authorized Manufacturer Sublicense Agreement) GC Non-DVR Products.

2.4 GC Non-DVR Services. Subject to the terms and conditions of this Agreement, TiVoII, on behalf of itself and its Wholly-Owned Subsidiaries, hereby grants to Company, under TiVoII’s IP Rights in the Licensed Technology and TiVo Improvements, a [*], non-transferable, nonsublicenseable (except as expressly provided in Section 2.11): (a) exclusive (except as set forth in Sections 2.8 and 2.9 below) license for the Exclusivity Period and nonexclusive license for the balance of the Term after the Exclusivity Period in Greater China to use and modify the Licensed Technology and TiVo Improvements to design and develop, use, support, sell, offer and provide GC Non-DVR Services; and (b) nonexclusive license in Non-Greater China Territory to use and modify the Licensed Technology and TiVo Improvements to design, develop, support, and provide GC Non-DVR Services.

2.5 Additional Manufacturing Materials License. Subject to the terms and conditions of this Agreement, TiVoII, on behalf of itself and its Wholly-Owned Subsidiaries, hereby grants to Company a non-exclusive, non-transferable, [*]license, under TiVoII’s IP Rights in TiVo’s Additional Manufacturing Materials, to use and modify TiVo’s Additional Manufacturing Materials to use, design, develop, support, make and have made (under an Authorized Manufacturer Sublicense Agreement), offer, import, sell or otherwise dispose of TiVo-Enabled DVR Products (to TiVo, TiVo-Enabled DVR Product Licensees, and any TiVo-Enabled DVR Product Retail Distributors agreed to by the Parties pursuant to Section 2.1), GC DVR Products, GC Non-EPG DVR Products and GC Non-DVR Products.

2.6 Non-Licensable Licensed Technology and TiVo Improvements. With respect to any Licensed Technology and/or TiVo Improvements that TiVo or its Wholly-Owned Subsidiaries could license (or sublicense) to Company [*], TiVoII, in its discretion, will either (i) sublicense, with Company’s consent and subject to Company’s written agreement to comply with the terms, if any, required by such third party, such Licensed Technology and/or TiVo Improvements to Company, at Company’s expense, or (ii) provide Company with assistance in securing a license from the third party, such assistance to be in an amount and form deemed reasonable by TiVoII (or TiVo on its behalf) under the given circumstances.

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

2.7 Certain License Clarifications and Limitations.

(a) Except as expressly set forth in Section 2.8, TiVoII and TiVo may not, during the Exclusivity Period, use or exploit in any way the Licensed Technology, TiVo Improvements, or Company Improvements, in part or in whole, in Greater China or license, authorize or otherwise allow third parties, including Wholly-Owned Subsidiaries and Majority-Owned Subsidiaries, to do the same.

(b) Notwithstanding anything herein to the contrary, without the prior, written consent of TiVoII (or TiVo on its behalf), Company shall not and is not licensed hereunder to distribute, disclose or sublicense any:

(i) Operational Support Technology, any TiVo Improvement or other Upgrade (by whomever made) thereof, in part or in whole, to any third party (excluding its Wholly-Owned Subsidiaries), in a product, service or otherwise, except (A) in Object Code and Script forms, along with any related user documentation, pursuant to a Service Provider Sublicense Agreement and (B) [*]may be sublicensed, in Object Code and Script forms only, along with any related user documentation, pursuant to a Manufacturing Sublicense Agreement or Developer Sublicense Agreement;

(ii) General Technology and Know-How or any Upgrade (by whomever made) thereof, to any third party (excluding its Wholly-Owned Subsidiaries), in a product, service or otherwise, except (A) [*] may be sublicensed pursuant to a Service Provider Sublicense Agreement, (B) [*]may be sublicensed pursuant to a Manufacturing Sublicense Agreement, and (C) [*]may be provided to [*]in confidence pursuant to Article 11;

(iii) Server Technology, any TiVo Improvement or other Upgrade (by whomever made) thereof, in part or in whole, to any third party (excluding its Wholly-Owned Subsidiaries), in a product, service or otherwise, except in Object Code and Script forms, along with any related user documentation, pursuant to a Service Provider Sublicense Agreement; or

(iv) Highly Sensitive IP in part or in whole, to any person or entity that is not an employee of Company (or a Wholly-Owned Subsidiary of Company), an Individual U.S. Contractor of Company (or its Wholly-Owned Subsidiary) or an Authorized Sublicensee.

(c) For avoidance of doubt, all restrictions, limitations and conditions contained in any defined terms used in the license grants in Sections 2.1-2.5 above, including but not limited to restrictions limiting the use of a product or service to End Users only or only in Greater China, shall constitute limitations on the scope of the licenses granted by TiVoII herein.

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(d) For avoidance of doubt, Company (and its Wholly-Owned Subsidiaries) may not, unless pursuant to TiVoII’s (or TiVo’s on its behalf) prior written consent or request, transfer, disclose, sell, distribute or otherwise dispose of or provide the Licensed Technology, TiVo Improvements, or any portion thereof, to any third party, unless: (i) in the form of a finished TiVo-Enabled DVR Product, GC DVR Product, GC Non-EPG DVR Product, GC Non-DVR Product, GC DVR Service or GC Non-DVR Service in or with which no software embodying TiVoII or TiVo IP Rights is provided for use by such third party; (ii) pursuant to an authorized Sublicense Agreement.; or (iii) disclosed pursuant to Section 11.2.

(e) Company shall provide TiVo written notice (including notice by e-mail to TiVo’s General Counsel and Associate General(s) Counsel) at least [*] prior to starting development on any Company Improvements relating to the Operational Support Technology (and any TiVo Improvements thereof) of such intended development and the nature of such Company Improvements. In no event may TiVo or TiVoII terminate this Agreement or the licenses hereunder for Company’s material breach of this Section 2.7(e) and TiVo’s and TiVoII’s sole and exclusive remedy for Company’s material breach of this Section 2.7(e) shall be: In the event Company materially breaches the requirement set forth in this Section 2.7(e) twice, TiVo and TiVoII have the right to withhold any TiVo Improvements (that have not already been disclosed to Company under the terms of this Agreement) relating to, the item(s) of Operational Support Technology (and TiVo Improvements thereof) that are the subject of the [*]material breach or any subsequent material breaches.

2.8 Limitations on Exclusivity.

(a) Pre-Existing Commitments. The exclusivity of the foregoing licenses shall not apply to any Third Party Included Technology sublicensed by TiVoII to Company hereunder and shall be subject to the Pre-Existing Commitments (and any renewals or extensions thereof, both automatic or mutually agreed so long as such mutual agreement does not result in a material expansion of the scope of commitment and/or license granted under the current agreement). Additionally, for any IP Rights licensed by TiVoII to Company hereunder that TiVoII or TiVo owns jointly with third parties, the exclusivity of such licenses shall apply only to TiVoII’s (or TiVo’s) joint ownership interest in and to such IP Rights and not the joint ownership interests of third parties with respect to such IP Rights. TiVoII (or TiVo on its behalf) shall use commercially reasonable efforts to identify, in writing, any such jointly owned IP Rights at the time such IP Rights (or tangible embodiments thereof) are disclosed to Company. In the event Company inquires in writing whether certain Licensed Technology or TiVo Improvements are jointly owned by TiVoII or TiVo with a third party, TiVoII (or TiVo on its behalf) shall use diligent efforts to answer such inquiry.

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(b) Exceptions to Exclusivity. Notwithstanding anything herein to the contrary, TiVoII and TiVo hereby retain the following rights as exceptions to the exclusive licenses granted for the Exclusivity Period herein (and corresponding restriction in 2.7(a)):

(i) to use, copy, modify, make, have made, develop and otherwise commercially exploit the Company Improvements, Licensed Technology and TiVo Improvements in Greater China, and license third parties to do the same, so long as it does not result in products or services that are sold, offered for sale, distributed, marketed, or otherwise disposed of for use in Greater China during the Exclusivity Period (for avoidance of doubt, TiVoII and TiVo may use, copy, and modify the Licensed Technology and TiVo Improvements in Greater China to design, develop, make and have made any products or services intended to be sold, offered for sale, distributed, marketed and/or otherwise disposed of for use in Greater China after the Exclusivity Period expires or is terminated so long as such products or services are not actually sold, distributed or otherwise disposed of in Greater China during the Exclusivity Period);

(ii) to use, design, develop, support, make, have made, offer, import, sell or otherwise dispose of products or services in Greater China and license third parties to do the same so long as (A) such products or services contain design limitations, security measures or other technological restrictions which prevent the functionality and operation of the Company Improvements, Licensed Technology and TiVo Improvements from being used or operated in Greater China without the intervention and consent of TiVo, and (B) such consent is not provided by TiVo during the Exclusivity Period;

(iii) to license (and license third parties to sublicense) portions of the Company Improvements, Licensed Technology and TiVo Improvements generally to the public, on a worldwide basis, whether under commercial terms or as Public Software if and only to the extent that (A) TiVo reasonably determines that such licensing (or sublicensing) is necessary to comply with Public Software license provisions; or (B) the Parties mutually agree in writing to such licensing.

(iv) to use, design, develop, support, make, have made, offer, import, sell or otherwise dispose of products incorporating portions of the Company Improvements, Licensed Technology and TiVo Improvements (a “Component”) in Greater China and license third parties to do the same, provided [*];

(v) to sell, offer for sale, distribute, market or otherwise dispose of products and services containing or utilizing the Company Improvements, Licensed Technology and TiVo Improvements outside of Greater China and license third parties to do the same even if: (A) during the Exclusivity Period, individual consumers take such products into Greater China and use such products in Greater China or utilize such services from within Greater China so long as TiVoII or TiVo did not take any action to encourage, induce or otherwise authorize such action; or (B) during the Exclusivity Period, TiVo Partners sell, offer for sale, distribute, market or otherwise dispose of such products in Greater China [*];

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(vi) upon not less than [*]prior written notice to Company, to license (and license third parties to sublicense) portions of the Company Improvements, Licensed Technology and TiVo Improvements generally to the public, on a worldwide basis, as Public Software; and

(vii) to control the enforcement of TiVo IP Rights in and to the Licensed Technology and TiVo Improvements and the prosecution of patent applications and other applications to register IP rights in and to the same as set forth in Article 10 below.

2.9 Maintaining Exclusivity. At any time during the Exclusivity Period, if the Company or its Wholly-Owned Subsidiary breaches or otherwise violates any of Section 9.13(a), 9.13(b), or 9.13(c)(iii) of the Investor Rights Agreement of even date herewith by and among the Company and certain of its members set forth therein, then TiVoII (or TiVo on its behalf) may at any time thereafter, in its sole discretion, effective as of the date of written notice from TiVoII (or TiVo on its behalf) to the Company, terminate the Exclusivity Period hereunder.

2.10 TiVo Non-Enabled DVR Products, Non-DVR Products, Licensed Non-DVR Services and Licensed DVR Services in the Non-Greater China Territory. For avoidance of doubt, Company is not licensed under this Agreement (unless otherwise amended in accordance with Section 16.5) to use, modify or otherwise commercially exploit the Licensed Technology, TiVo Improvements or TiVo’s Additional Manufacturing Materials in connection with offering, importing, selling or otherwise disposing of any products or services (excluding the license granted under Section 2.1 for TiVo-Enabled DVR Products), including but not limited to TiVo Non-Enabled DVR Products, Licensed DVR Services, Non-DVR Products, and/or Licensed Non-DVR Services, in the Non-Greater China Territory. Prior to initiating any discussions between the Parties regarding any opportunity relating to TiVo Non-Enabled DVR Products, Licensed DVR Services, Non-DVR Products, and/or Licensed Non-DVR Services in the Non-Greater China Territory, Company shall conduct comprehensive research and due diligence on such opportunity. Upon receiving written notice from Company of such an opportunity, and provided Company has conducted the due diligence described above, TiVo shall engage in joint discussions with Company regarding such opportunity, [*]present deal criteria (which may include the rejection of such opportunity) within [*]of receiving such notice. Notwithstanding anything herein to the contrary, TiVoII and TiVo shall have the right, each in its sole discretion, to refuse to grant a license or any other right to the Company or require any terms and conditions it wishes in connection with such opportunity. Without limiting the foregoing, TiVo and TiVoII acknowledge that there may be certain situations in which TiVo or TiVoII might agree to license Company for certain free-to-air DVR Products or DVR Products with free basic EPG service [*].

2.11 Sublicensing. Except as expressly provided in this Section 2.11, Company shall not have the right to sublicense any of the licenses granted by TiVoII under this Agreement. Each of the sublicensing rights set forth below are subject to the terms and conditions of this Agreement, including, without limitation, Section 2.7 above and Sections 2.11(h), 2.11(i) and 2.12 below.

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(a) Inter-Company Sublicenses . Subject to the terms and conditions of this Agreement, Company may, pursuant to a written agreement, sublicense any or all of the rights and licenses granted to Company under this Article 2 to one or more Wholly-Owned Subsidiaries for purposes of exercising Company’s rights under this Agreement provided each such Wholly-Owned Subsidiary has executed and is bound by a Guaranty pursuant to Section 2.14(b)below that is in effect for at least the entire term of such sublicense agreement, (each an “Inter-Company Sublicense Agreement”). Each Inter-Company Sublicense Agreement shall (i) name TiVoII and TiVo as third party beneficiaries, (ii) provide that all Upgrades of or to the Licensed Technology, TiVo Improvements and TiVo’s Additional Manufacturing Materials developed by or for the Inter-Company Sublicensee shall be owned by the Company, (iii) be automatically terminated if the Inter-Company Sublicensee ceases to be a Wholly-Owned Subsidiary of Company (or attempts to assign the Inter-Company Sublicense Agreement to a third party that is not a Wholly-Owned Subsidiary of Company) unless TiVoII (or TiVo on its behalf) has consented, in writing, to allow the Inter-Company Sublicense Agreement to continue in effect; (iv) be automatically terminated upon termination of this Agreement; (v) bind the Inter-Company Sublicensee to comply with all of the applicable obligations and restrictions set forth in this Agreement; and (vi) define the scope of the rights sublicensed to the Inter-Company Sublicensee under this Agreement. Notwithstanding anything in this Agreement to the contrary, a copy of this Agreement, in its entirety, may be provided to each Wholly-Owned Subsidiary of the Company that is party to an Inter-Company Sublicense Agreement. Company shall provide an accurate copy of each Inter-Company Sublicense Agreement (with any commercial terms, including pricing, redacted at Company’s option) to TiVoII and TiVo within [*]of execution. Company acknowledges and agrees that it shall be directly responsible to TiVoII and TiVo for all of its obligations under this Agreement regardless of whether Company uses any Inter-Company Sublicensees to exercise its rights under this agreement and shall not delegate any of such obligations to its Inter-Company Sublicensees or otherwise require TiVoII or TiVo to look to such Inter-Company Sublicensees to perform any task or provide any information hereunder.

(b) Outsourced Development and Authorized Sublicensees.

(i) Outsourced Development. Company and its Inter-Company Sublicensees may, pursuant to a written agreement that complies with Section 2.11(i) below, sublicense (without any right to further sublicense) worldwide third party developers and designers (including their individual contractors) for the purpose of conducting development and design work for Company within the scope of the licenses set forth in Sections 2.1-2.5 (each a “Developer Sublicense Agreement”). The Developer Sublicense Agreement must provide that any sublicensed development authorized hereunder shall be conducted on a ”work-for-hire” basis and that the Sublicensee assign Company all IP Rights in the resulting work product free and clear of any encumbrances or payment of royalties or other ongoing fees.

(ii) Authorized Sublicensees. In the event Company wishes for a third party (other than a Wholly-Owned Subsidiary of Company) to be an Authorized Sublicensee under this Agreement, Company shall submit a written request to that effect to TiVoII and TiVo along with the identity of such third party, a complete list of such third party’s

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Majority-Owned Affiliates, a copy of the proposed Developer Sublicense Agreement, including provisions for the protection of Highly Sensitive IP and the statement of work or other document describing the development proposed to be conducted by such third party, that Company seeks to enter into with such third party and a description of the Highly Sensitive IP and Scripts that Company wishes to disclose and/or sublicense to such third party. TiVoII (or TiVo on its behalf) shall have sole discretion to grant or deny Company’s request but shall use commercially reasonable efforts to respond to Company within [*]of receipt of Company’s request. TiVoII’s consent (or TiVo’s on its behalf) to such request, if any, shall be conditioned on Company entering into a Developer Sublicense Agreement containing terms substantially in the form of the proposed agreement submitted to TiVoII and TiVo with the original request and Company not disclosing or sublicensing rights to any Highly Sensitive IP or Scripts other than as expressly identified in the original request. TiVoII’s consent and the third party’s status as an ”Authorized Sublicensee” hereunder shall be deemed automatically revoked hereunder if Company violates such conditions.

(c) Manufacturing. Company and its Inter-Company Sublicensees may, pursuant to a written agreement that complies with Section 2.11(i) below, sublicense (without any right to further sublicense) worldwide third party contract manufacturers (including chip manufacturers) for the purposes of (i) having Company’s products manufactured for Company within the scope of the licenses set forth in Sections 2.1-2.5 and (ii) having TiVo-Enabled DVR Products manufactured for and provided directly to TiVo-Enabled DVR Product Licensees and authorized TiVo-Enabled DVR Product Retail Distributors within the scope of the license set forth in Section 2.1 (each a “Manufacturer Sublicense Agreement”); provided, however, that (A) any third party contract manufacturing facility (except the [*], which are deemed approved by TiVoII and TiVo hereunder) for TiVo-Enabled DVR Products must be pre-approved in writing by TiVoII (or TiVo on its behalf), which approval shall not be unreasonably withheld or delayed (TiVoII (or TiVo on its behalf) shall provide its reasons, in writing for any rejection of a proposed third party contract manufacturing facility for TiVo-Enabled DVR Products); and (B) a third party contract manufacturer sublicensed under Section 2.11(c)(ii) shall also be bound in writing to the terms required to be included in a Distribution Sublicense Agreement (as defined in Section 2.11(f) below. For avoidance of doubt, no Source Code relating to the Licensed Technology or TiVo Improvements (except hardware code that is explicitly for manufacturing, such as verilog or a portion thereof provided by TiVo to Company hereunder) may be disclosed or sublicensed pursuant to a Manufacturer Sublicense Agreement and such a Sublicensee may not be sublicensed any rights to create Upgrades of any Licensed Technology or TiVo Improvements under a Manufacturer Sublicense Agreement.

(d) Service Providers. Company and its Inter-Company Sublicensees may, pursuant to a written agreement that complies with Section 2.11(i) below, sublicense (without any right to further sublicense) third party service providers to use (without reproduction (except for backup, redundancy or load balancing purposes), modification, distribution or any other rights other than the right to use) the Licensed Technology and TiVo Improvements (excluding any Source Code) (i) solely to provide, maintain and support the GC DVR Service or GC

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Non-DVR Services, on behalf of Company and/or its Inter-Company Sublicensees, within the scope of the licenses set forth in Sections 2.1-2.5, or (ii) solely to provide support services related to GC DVR Services, GC DVR Products, GC Non-EPG DVR Products, GC Non-DVR Products and GC Non-DVR Services to Company and its Inter-Company Sublicensees within the scope of the licenses set forth in Sections 2.1-2.5 (each a “Service-Provider Sublicense Agreement”).

(e) Reference Design Sublicenses. Company and its Inter-Company Sublicensees may, pursuant to a written agreement that complies with Exhibit H (GC Product Reference Design & Sublicense Terms), attached hereto, sublicense (without any right to further sublicense) GC Product Reference Designs to third parties worldwide (“Reference Design Sublicensees”) to make, have made, use, import, sell and offer for sale GC DVR Products, GC Non-EPG DVR Products and GC Non-DVR Products within the scope of Company’s licenses set forth in Sections 2.2 and 2.3, subject to the additional terms set forth in Exhibit H (GC Product Reference Design & Sublicense Terms) (a “GC Product RD Sublicense Agreement”) and subject to the Company’s (or its Inter-Company Sublicensee’s) payment of royalties under Section 6.3 for [*] sold, leased or otherwise disposed of [*].

(f) Distribution. Company and its Inter-Company Sublicensees may, pursuant to a written agreement that complies with Section 2.11(i) below, sublicense (without any right to further sublicense) third party distributors (including, but not limited to Sublicensees under Service Provider Sublicense Agreements) to reproduce and distribute, in Object Code and Script forms only, the Client Technology, TiVo Improvements thereof, and Upgrades thereof made by or for the Company (and associated documentation) as incorporated or integrated with GC DVR Products, GC Non-EPG DVR Products, TiVo-Enabled DVR Products and GC Non-DVR Products, to End Users (pursuant to a written End User Sublicense Agreement) within the scope of the licenses set forth in Sections 2.1-2.5 (a “Distribution Sublicense Agreement”). For avoidance of doubt, no Source Code relating to the Licensed Technology or TiVo Improvements may be disclosed or sublicensed pursuant to a Service-Provider Sublicense Agreement and such a Sublicensee may not be sublicensed any rights to modify or create derivative works of any Licensed Technology or TiVo Improvements under a Service-Provider Sublicense Agreement.

(g) End User Sublicenses. Company and its Inter-Company Sublicensees may, pursuant to a written agreement that complies with Section 2.11(i) below, sublicense (without any right to further sublicense), in Object Code form and Script form only, the Client Technology, TiVo Improvements thereof, or Upgrades thereof made by or for the Company (and associated documentation) as incorporated or integrated with GC DVR Products, GC Non-EPG DVR Products, TiVo-Enabled DVR Products and GC Non-DVR Products, to an End User in Greater China solely for such End User’s use of such products in Greater China (an “End User Sublicense Agreement”).

(h) TiVo Competitors. Notwithstanding anything herein to the contrary, Company (and its Wholly-Owned Subsidiaries) shall not (i) disclose, distribute or sublicense (except pursuant to End User Sublicense Agreements) the Licensed Technology, TiVo

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Improvements or TiVo’s Additional Manufacturing Materials to a TiVo Competitor and (ii) consent to the assignment of a Sublicense Agreement to a TiVo Competitor. Any Developer Sublicense Agreement shall provide that the sublicense shall either be terminable by the Company (or its Inter-Company Sublicensee) for convenience without liability (other than payment by Company (or its Inter-Company Sublicensee) of monies owed), or shall expire on its terms no later than the [*]anniversary of the effective date of such Development Sublicense Agreement (with no provision for automatic renewal). Any other Sublicense Agreement authorized hereunder (except an End User Sublicense Agreement or Inter-Company Sublicense Agreement) shall provide that the Sublicense Agreement either is terminable by the Company (or its Inter-Company Sublicensee) for convenience without liability (other than payment by Company (or its Inter-Company Sublicensee) of monies owed), or will expire on its terms no later than the [*]anniversary of the effective date of such Sublicense Agreement (with no provision for automatic renewal). In the event a Sublicensee (other than an End User) becomes a TiVo Competitor during the term of its Sublicense Agreement (excluding End User Sublicense Agreements), Company hereby agrees that it (and its Inter-Company Sublicensees) will, as soon as it legally has the right to do so under the Sublicense Agreement: (i) terminate the Sublicense Agreement and the sublicenses therein; or (ii) refuse to renew the Sublicense Agreement and the sublicenses therein at the end of the then-current term of such Sublicense Agreement.

(i) Sublicense Agreements. Each Sublicense Agreement (excluding any Inter-Company Sublicense Agreement) must contain at least the minimum terms and conditions set forth for that type of Sublicense Agreement in Exhibit G (Minimum Terms and Conditions for Sublicense Agreements) and a breach by Company of the foregoing obligation shall be deemed a material breach of this Agreement. Notwithstanding anything in this Agreement to the contrary, Company may provide a potential Sublicensee a copy of the minimum terms and conditions required to be included in the applicable Sublicense Agreement hereunder in confidence pursuant to Section 11.2. Company shall provide TiVoII and TiVo an accurate copy of portions of each Sublicense Agreement (except End User Sublicense Agreements) sufficient to demonstrate compliance with the relevant provisions in this Agreement, within [*]of execution. In no event shall Company be required to provide TiVoII or TiVo with any commercial terms (including pricing) contained in such Sublicense Agreements and Company may redact such terms from the copies provided. Any Sublicense Agreements (or portions thereof) provided by Company hereunder shall be treated as Company’s Confidential Information. For avoidance of doubt, a third party that is a Sublicensee under more than one Sublicense Agreement hereunder may have all of the terms of such Sublicense Agreements contained within a single agreement.

(j) Breaches of Sublicense Agreements. Company shall undertake commercially reasonable efforts consistent with United States industry standard practices to monitor its (and its Inter-Company Sublicensees’) Sublicensee’s compliance with Sublicense Agreements. If Company becomes aware of a breach of any terms required to be included in a Sublicense Agreement under this Agreement, Company shall (i) promptly notify TiVoII and TiVo in writing of such breach; (ii) use and cause its Inter-Company Sublicensees to use commercially reasonable efforts to remedy such breach; and (iii) provide periodic written reports to TiVoII and TiVo describing the nature and effect of Company’s remedial efforts.

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

In the event of a Critical Sublicensee Breach: (A) Company and its Inter-Company Sublicensees shall Enforce each of the Sublicense Agreements to remedy such breach; and (B) if such breach is not cured within the cure period set forth in the Sublicense Agreement, Company shall (and, if applicable, cause its Inter-Company Sublicensees to), upon TiVoII’s (or TiVo’s on its behalf) written request and to the extent permitted by law, assign TiVo the breach of contract claims relating to such breach and TiVo shall have the right to enforce such claims directly against the breaching Sublicensee at Company’s expense. Without limiting the foregoing: (Y) if a Critical Sublicensee Breach is not cured upon expiration of the applicable cure period, if any, upon TiVoII’s (or TiVo’s on its behalf) written request, Company shall immediately terminate such Sublicense Agreement, revoke the sublicenses to the Licensed Technology, TiVo Improvements and TiVo Marks, and require the Sublicensee to destroy or return all TiVo Confidential Information, Licensed Technology and TiVo Improvements; and (Z) Company shall be liable to TiVoII and TiVo for and indemnify TiVoII and TiVo from any proven damages and expenses (including reasonable attorneys fees and other enforcement costs) incurred by TiVoII or TiVo due to Critical Sublicensee Breaches exceeding, [*], to the extent TiVoII and TiVo are not reasonably able to recover such amounts from the breaching Sublicensees.

In the event of an End User Critical Sublicensee Breach, upon TiVoII’s (or TiVo’s on its behalf) written request, Company (or its Inter-Company Sublicensee, as applicable) shall (or, in the event the breaching End User received its rights from a Sublicensee under a Distribution Sublicense Agreement, cause such Sublicensee to) immediately terminate such End User Sublicense Agreement, revoke the sublicenses to the Licensed Technology, TiVo Improvements and TiVo Marks, and require the End User Sublicensee to destroy or return all TiVo Confidential Information, Licensed Technology and TiVo Improvements.

In the event Company (or its Inter-Company Sublicensee) does not terminate (or, as applicable, cause the termination of) a Sublicense Agreement as required in this Section 2.11, Company (or its Inter-Company Sublicensee) hereby appoints TiVo its attorney-in-fact solely for the purpose of terminating (or, as applicable, causing the termination of) the Sublicense Agreement or any specific rights thereunder, which appointment is irrevocable.

For the purposes of this Section 2.11(j), “Enforce” means taking at least all of the following steps: (1) promptly after Company or its Wholly-Owned Subsidiary becoming aware of the Critical Sublicensee Breach, providing the Sublicensee written notice of such breach and that the Sublicense Agreement will be terminated effective as of a date no later than the expiration of the cure period set forth in such Sublicense Agreement for such breach if the Sublicensee fails to cure such breach within the cure period, if any; and (2) if the material breach continues after the applicable cure period has expired and so long as the breach is continuing, [*] within [*]of Company or its Wholly-Owned Subsidiary becoming aware of such breach, if available to Company or its Wholly-Owned Subsidiary, to stop such continuing breach.

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Notwithstanding anything in this Agreement to the contrary, provided Company and its Wholly-Owned Subsidiaries have not otherwise materially breached their obligations under this Agreement, it shall not be deemed a breach of this Agreement in the event that (Y) any End User takes any GC DVR Product, GC Non-EPG DVR Product or GC Non-DVR Product outside of Greater China so long as Company (and its Wholly-Owned Subsidiaries) did not take any action to encourage, induce or otherwise authorize such action; or (Z) any Sublicensee (other than Company’s Wholly-Owned Subsidiaries) sells, offers for sale, distributes, markets or otherwise disposes of Licensed Technology or TiVo Improvements outside of Greater China so long as neither Company nor its Wholly-Owned Subsidiary has licensed or otherwise authorized such conduct.

2.12 License Restrictions.

(a) General Restrictions. Company and its Wholly-Owned Subsidiaries shall not, and shall not authorize any third party to: (i) translate, reverse engineer, decompile, disassemble, or attempt to derive the Source Code from the Object Code of any Licensed Technology or TiVo Improvements; (ii) modify or create any Upgrades of any Licensed Technology or TiVo Improvements except as expressly authorized in this Agreement; (iii) sublicense, rent, lease, loan, timeshare, sell, distribute, assign or transfer any rights in, grant a security interest in, or transfer possession of any Licensed Technology or TiVo Improvements, except as expressly provided in this Agreement; or (iv) obfuscate, alter or remove any of TiVo’s copyright or other proprietary rights notices or legends appearing on or in the Licensed Technology or TiVo Improvements as delivered to Company, and, except as expressly provided otherwise, all such markings shall be included on or in all copies of any portion of the Licensed Technology, TiVo Improvements and Upgrades thereof made by Company, its Wholly-Owned Subsidiaries or any Sublicensee. Company’s sublicense from TiVoII or TiVo for any Third Party Included Technology shall be subject to the terms and restrictions contained in the license agreements that apply to such Third Party Included Technology. Copies of such agreements for the Third Party Included Technology listed on Exhibit K (Third Party Technology and Public Software) have been provided or made available to Company. TiVo and its Wholly-Owned Subsidiaries shall not, and shall not authorize any third party to: (A) translate, reverse engineer, decompile, disassemble, or attempt to derive Source Code from the Object Code of any Company Improvement; or (B) obfuscate, alter or remove any of Company’s copyright or other proprietary rights notices or legends appearing on or in the Company Improvements (excluding any portions of the original underlying Licensed Technology or TiVo Improvements therein) as delivered to TiVo, and, except as expressly provided otherwise, all such markings shall be included on or in all copies of any portion of the Company Improvements (excluding any portions of the original underlying Licensed Technology or TiVo Improvements therein) and Upgrades thereof made by TiVo, its Wholly-Owned Subsidiaries or its sublicensees.

(b) Security, Privacy and Public Software Issues.

(i) Restrictions. Company and its Wholly-Owned Subsidiaries shall not copy, modify, use, distribute or otherwise exploit the Licensed Technology, TiVo Improvements or any portion or derivative thereof: (A) in a manner that Company or its Wholly-Owned Subsidiary knows or reasonably should have known would materially increase a third party’s ability to circumvent the security or privacy safeguards implemented by TiVo in TiVo’s products or services; or (B) in connection with Public Software, in a manner that requires any Licensed Technology or portion or derivative thereof to be licensed for free to the general public or require the Source Code relating thereto to be disclosed to the general public. TiVo and its Wholly-Owned Subsidiaries shall not copy, modify, use, distribute or otherwise exploit the Company Improvements or any portion or derivative thereof in a manner that is inconsistent with TiVo’s security or privacy policies. Except pursuant to Section 2.8(b)(vi) above, TiVo and its Wholly-Owned Subsidiaries shall use commercially reasonable efforts to not copy, modify, use, distribute or otherwise exploit the Company Improvements or any portion or derivative thereof in connection with Public Software, in a manner that requires any Company Improvements or portions or derivatives thereof to be licensed for free to the general public or require the Source Code relating thereto to be disclosed to the general public

(ii) Precautions. Company and its Wholly-Owned Subsidiaries shall take all reasonable actions, in accordance with United States software industry standard practices to prevent a third party from circumventing the security and privacy safeguards implemented by TiVo in the Licensed Technology and TiVo Improvements. TiVo and its Wholly-Owned Subsidiaries shall take all reasonable actions in accordance with United States software industry standard practices to prevent a third party from circumventing the security and privacy standards implemented by Company in the Company Improvements.

(iii) TiVo’s Review of Company Software. Company shall provide TiVo (on its own behalf and on behalf of TiVo II) at least [*]advance written notice that it or its Wholly-Owned Subsidiary intends to release software (other than (a) software that is not released in a manner that could trigger a breach of 2.12(b)(i)(B) and (b) emergency bug fixes released to remedy Severe Bugs which are covered in (iv) below) containing Licensed Technology, TiVo Improvements, or a portion thereof. TiVo (on its own behalf and on behalf of TiVo II) shall have the right to audit the Source Code for such software on-site at a Company facility located in the State of California and Company shall provide TiVo access to such Source Code at such facility within [*]of written notice from TiVo of its desire to audit such software. Company shall provide TiVo (on its own behalf and on behalf of TiVo II) reasonable access to individuals familiar with the programming history of such software in connection with such audit. TiVo (on its own behalf and on behalf of TiVo II) shall work diligently to complete such audit in a timely manner and provide feedback to Company on a timely basis, including prompt notice (including notice by e-mail) to Company if TiVo finds any violations of Section 2.12(b)(i) or 2.12(b)(ii) (even if the review has not been completed). Before releasing such software, Company and its Wholly-Owned Subsidiaries shall wait until the earlier of (1) TiVo’s written confirmation (on its own behalf and on behalf of TiVo II) that such software does not appear to pose a risk to the security or privacy safeguards implemented in TiVo products or services and does not appear to present a risk that any Licensed Technology or TiVo Improvements is required to be licensed for free to the general public or any Source Code relating thereto is required to be disclosed to the general public; or (2) written waiver from TiVo (on its own behalf and on behalf of TiVo II) of its audit right; or (3) the [*]from when TiVo received notice of the release if as of such date (A) TiVo has not yet begun its audit or (B) TiVo has not identified to

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Company any security, privacy or Public Software risks. In the event that TiVo does identify any security, privacy or Public Software risks that would delay the release of the software, Company shall remedy such risks as soon as reasonably practical and TiVo (on its own behalf and on behalf of TiVo II) may have [*]to verify that the risk have been remedied and no new risks have been identified, after which time, the Company may release the software unless a risk remains unremedied in which case the Parties shall work together to establish a plan for the remedy of such risk. TiVo shall bear its own costs of such audit unless the audit reveals a material breach by Company or its Wholly-Owned Subsidiary of Section 2.12(b)(i) or 2.12(b)(ii) in which case Company shall bear all costs of such audit. Notwithstanding anything herein to the contrary, the TiVo representative who performs the review of the Source Code will be bound by the confidentiality obligations contained in Article 11. In the event that Company does not want a TiVo representative to review portions of the Source Code, TiVo (on its own behalf and on behalf of TiVo II) shall use a third party contractor (selected by TiVo) to perform such review, provided that (i) Company shall bear the costs of the audit by such contractor and (ii) TiVo agrees not to use such contractor for any work in respect of products or services to be distributed or used in Greater China for a period of [*]following any such audit.

(iv) TiVo Review of Severe Bugs. Company will (A) notify TiVo (on its own behalf and on behalf of TiVo II) as soon as a Severe Bug has been identified for which Company (or any Wholly-Owned Subsidiary of Company) believes an emergency software bug fix is required; (B) keep TiVo (on its own behalf and on behalf of TiVo II) informed throughout the process of fixing such Severe Bug; (C) upon fixing such Severe Bug, provide TiVo (on its own behalf and on behalf of TiVo II) with information regarding the software fix so that TiVo (on its own behalf and on behalf of TiVo II) may, as set forth below, review such fix for compliance with Section 2.12(b)(i) and 2.12(b)(ii); and (D) ensure that all software fixes of Severe Bugs have been reviewed and verified for compliance with Section 2.12(b)(i) by a Company Public Software Employee Expert before such fixes are released. TiVo (on its own behalf and on behalf of TiVo II) shall use commercially reasonable efforts to complete its review of the software fix for compliance with Section 2.12(b)(i) and 2.12(b)(ii) within [*]. If TiVo cannot determine (in its reasonable discretion) whether the Company has complied with Section 2.12(b)(i) and 2.12(b)(ii) regarding the fix within [*], TiVo (on its own behalf and on behalf of TiVo II) will continue to use commercially reasonable efforts to make such determination as soon as possible and it will provide [*]updates regarding the progress of such efforts to Company. In the event TiVo reasonably believes the software fix does not comply with Section 2.12(b)(i) or 2.12(b)(ii) and has identified the reasons for such belief to Company, Company and TiVo (on its own behalf and on behalf of TiVo II) will work together to modify the fix so it complies with Section 2.12(b)(i) or 2.12(b)(ii), as applicable, before it is released. TiVo shall bear its own costs of such audit unless the audit reveals a material breach by Company or its Wholly-Owned Subsidiary of Section 2.12(b)(i) or 2.12(b)(ii) in which case Company shall bear all costs of such audit. Notwithstanding anything herein to the contrary, Company shall have no obligation to allow TiVo (or TiVoII) to review software that is not released in a manner that could trigger a breach of 2.12(b)(i)(B).

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

2.13 Responsibility For its Related Parties.

(a) Notwithstanding anything herein to the contrary, Company hereby acknowledges and agrees that it is responsible for its individual contractors’ and its Wholly-Owned Subsidiaries’ (including, but not limited to its Inter-Company Sublicensees’) and Majority-Owned Affiliates’, and their respective individual contractors’ compliance with the terms of this Agreement (and their Sublicense Agreements, as applicable) and it is liable to TiVoII and TiVo for any action or omission by any of the foregoing that would constitute a breach of this Agreement if such action or omission were taken by Company. For the avoidance of doubt, if such a breach is material, it will be deemed a material breach of this Agreement by Company.

(b) Notwithstanding anything herein to the contrary, TiVo hereby acknowledges and agrees that it is responsible for its individual contractors’, TiVoII and other of its Wholly-Owned Subsidiaries’ (and their individual contractors’) and Majority-Owned Affiliates’ (and their individual contractors’) compliance with the terms of this Agreement and it is liable to Company for any action or omission by its individual contractor, Wholly-Owned Subsidiary (or its individual contractor), or Majority-Owned Affiliate (or its individual contractor) that would constitute a breach of this Agreement if such action or omission were taken by TiVo.

2.14 Master Payment and Performance Guaranty.

(a) Company fully and unconditionally guarantees the performance by its Wholly-Owned Subsidiaries of all obligations of Company and its Wholly-Owned Subsidiaries under this Agreement including, without limitation, compliance with all terms applicable to such entities under this Agreement and prompt payment of all amounts due under Section 6 and the restrictions and obligations of Sections 2.7, 2.10, 2.11, and 2.12, Articles 4, 7, and 9, Section 10.2(a), Article 11, and Section 12.2(e).

(b) TiVo fully and unconditionally guarantees the performance by its Wholly-Owned Subsidiaries (including TiVoII) of all obligations (including payments of any amounts or liabilities) of TiVo and its Wholly-Owned Subsidiaries (including TiVoII) under this Agreement including, without limitation, compliance with all terms applicable to such entities under this Agreement and the restrictions and obligations of Sections 2.1, 2.2, 2.3, 2.4, 2.5, 2.6, 2.12, 3.1, 3.3, 4.2, 4.5, 8.2, 9.4, Article 11 and Section 12.1.

(c) Company shall condition the granting of any rights under an Inter-Company Sublicense Agreement to its Wholly-Owned Subsidiary on such Wholly-Owned Subsidiary first executing the Inter-Company Sublicensee Master Payment Guaranty (the “Guaranty”) attached hereto as Exhibit S (Payment Guaranty).

3. TECHNOLOGY EXCHANGE.

3.1 Initial Delivery of Licensed Technology. Beginning on the Closing, the Parties shall work together to effectuate delivery of the Licensed Technology and TiVo’s Additional Manufacturing Materials to the Company as soon as commercially practicable. Notwithstanding the foregoing, TiVoII (or TiVo on behalf of TiVoII) shall provide (i) Client Technology for [*]to Company as soon as possible after Closing which TiVo believes in good faith should be no later than [*]after Closing; and (ii) Server Technology as soon as possible after Closing which TiVo believes in good faith should be no later than [*]after Closing.

3.2 Third Party Technology. For avoidance of doubt, if a license and/or certification from a third party is required for any particular component or IP Right used by TiVo in connection with the Licensed Technology or any TiVo Improvement, Company shall be solely responsible for obtaining its own license and/or certification, including bearing any applicable license fees. Exhibit K (Third Party Technology and Public Software) contains a list of known Third Party Included Technology sublicensed by TiVoII to Company hereunder, a list of known Third Party Excluded Technology which is not sublicensed to Company hereunder, and a list of known Public Software incorporated in Licensed Technology. TiVo (on its own behalf and on behalf of TiVo II) shall use reasonable efforts to facilitate contact and communication between Company and the licensors of such Third Party Excluded Technology and provide advice with respect to such communications. To the extent the delivery of Licensed Technology requires TiVo employees or agents to spend time describing, disclosing or providing any information regarding such Licensed Technology (excluding [*]spent in connection with its obligations described above to assist the Company regarding licenses of Third Party Excluded Technology) to Company and its Wholly-Owned Subsidiaries, including but not limited to disclosing and/or teaching trade secrets and know-how in the Licensed Technology to Company and its Wholly-Owned Subsidiaries, such time shall be counted against the Allotment of [*]full-time equivalent (“FTE”) employee [*]of [*]training/design services described in Section 5.1 below.

3.3 Exchanging TiVo Improvements and Company Improvements.

(a) Timing. During the Collaboration Period, TiVoII (or TiVo on its behalf) shall disclose TiVo Improvements, TiVo Hardware Reference Designs (to the extent not provided in accordance with Section 3.1) and TiVo HRD Upgrades (and associated Additional Manufacturing Materials) to Company and Company shall disclose Company Improvements to TiVo as set forth below. The Parties shall work together to coordinate the timing of providing such TiVo Improvements, TiVo Hardware Reference Designs (to the extent not provided in accordance with Section 3.1) and TiVo HRD Upgrades (and associated Additional Manufacturing Materials) or Company Improvements (as the case may be) to each other; provided, however, that (i) with respect to Company Improvements relating to the HPK and TiVo HRD Upgrades (and Associated Manufacturing Materials), such Company Improvements or TiVo Hardware Reference Designs (and Associated Manufacturing Materials), as the case may be, shall be provided to TiVo and Company, respectively, no later than [*]after the end of the [*]in which the [*]of the relevant product for [*]and (ii) with respect to Company Improvements or TiVo Improvements relating to software, TiVoII (or TiVo on its behalf) and Company shall

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

provide TiVo Improvements and Company Improvements, respectively, to the other no later than [*]after the end of the [*]in which the software was used or made available, as the case may be, in connection with an applicable generally commercially available product or service.

(b) Right to Withhold. Additionally, TiVoII (and TiVo) and Company (each a “Technology Licensor”) shall each have the right, upon written notice to the other, to withhold disclosing any TiVo Improvements and Company Improvements, respectively, to the other Party (the “Technology Licensee”) and/or prohibit their use (i.e., exclude them from the licenses granted to the Technology Licensee herein) even after disclosure to the Technology Licensee in particular geographic territories if specific events or developments occur that cause the Technology Licensor to have a bona fide business concern regarding the protection of its IP Rights relating to such TiVo Improvements or Company Improvements, as the case may be, in such territories, including but not limited to (i) breaches of confidentiality by the Technology Licensee, (ii) third party misappropriation or infringement of the Technology Licensor’s IP Rights or technology, which was likely to have arisen because of the Technology Licensee’s exercise of its rights granted hereunder, and (iii) the Technology Licensor’s inability to effectively enforce its IP Rights in such territories.

(c) Exchange Process. The Parties shall exchange Company Improvements and TiVo Improvements in accordance with the technology exchange guidelines set forth in Exhibit P (Technology Exchange Guidelines).

3.4 Form of Licensed Technology, TiVo Improvements and Company Improvements.

(a) Form of Licensed Technology and TiVo Improvements. Notwithstanding anything herein to the contrary, any Licensed Technology and TiVo Improvements required to be provided to Company hereunder shall be provided solely in the form as they exist at the time of disclosure to Company. Company hereby agrees that TiVoII and TiVo have no obligation whatsoever to create any additional documentation or technology beyond that which exists in TiVo’s possession at the time of disclosure of the Licensed Technology or TiVo Improvements to Company.

(b) Form of Company Improvements. Notwithstanding anything herein to the contrary, any Company Improvements required to be provided to TiVo hereunder shall be provided solely in the form as they exist at the time of disclosure to TiVo. TiVo and TiVoII hereby agree that Company has no obligation whatsoever to create any additional documentation or technology beyond that which exists in Company’s possession at the time of disclosure of the Company Improvements to TiVo.

3.5 Legal Compliance. The Parties agree that any disclosure of information or technology by the Technology Licensor to the Technology Licensee hereunder is subject to the Parties’ compliance with all Laws applicable to such disclosures in any relevant jurisdiction, including but not limited to export control Laws. The Technology Licensor may delay required disclosures of such information or technology until it is reasonably satisfied that such disclosure would comply with all applicable Laws. The Technology Licensee agrees to bear the costs, including attorney’s fees, of such compliance, including the expense of obtaining required certifications, licenses, permits or other approvals from any Governmental or Regulatory Authority.

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

4. BRANDING AND USE OF TIVO MARKS.

4.1 Branding. Company and its Wholly-Owned Subsidiaries and their Sublicensees may, at Company’s sole discretion, provide credit and attribution to TiVo in the marketing and distribution of any GC DVR Products or GC DVR Services subject to the requirements set forth in this Article 4.

4.2 Use of TiVo Marks.

(a) License to Use TiVo Marks. Subject to the terms and conditions herein and Company’s compliance with the Trademark Usage Guidelines, TiVoII hereby grants Company a non-exclusive, nontransferable, non-sublicensable (except as set forth in Section 4.2(d) below) license to use the TiVo Marks (a) as “ingredient marks” (i.e., the TiVo Marks are not the primary marks for a product or service, but rather are subordinate to a separate and distinct mark to designate the origin of such product or service) to market and sell its GC DVR Products and GC DVR Services in Greater China; (b) on Company’s business cards; and (c) as mutually agreed by the Parties. Company shall comply with the Trademark Usage Guidelines (and any branding guidelines provided by TiVo pursuant to Section 4.2(b)) at all times.

(b) Approval by TiVo. Before each use of a TiVo Mark by Company, pursuant to the license hereunder, Company shall provide TiVoII and TiVo with representative samples of the proposed use of the TiVo Mark for approval by TiVoII (or TiVo on its behalf). Such use shall be deemed rejected unless TiVo II (or TiVo on its behalf) approves such use in writing within [*]of the receipt of Company’s proposal. Any approval by TiVo may be conditioned on Company’s agreement to follow certain written branding guidelines (e.g., full color medallions of the relevant mark on the product bezel) provided by TiVo. Additionally, upon TiVoII’s (or TiVo’s on its behalf) request, Company shall provide TiVoII (or TiVo on its behalf) with: (i) free samples of any product or allow TiVo II (or TiVo on its behalf) to test for free any service that Company (or its Wholly-Owned Subsidiary) is marketing or selling using the TiVo Marks in order to ensure that that quality of such products and services meets TiVo’s standards; and (ii) exemplary samples of the marketing literature and other materials bearing the TiVo Marks relating to products or services that Company (or its Wholly-Owned Subsidiary) is marketing or selling using the TiVo Marks. If TiVoII (or TiVo on its behalf) does not approve a use of the TiVo Marks or determines in its reasonable discretion that a product or service marketed or sold using the TiVo Marks is of insufficient quality, Company shall modify or cancel the use as reasonably requested by TiVo II (or TiVo on its behalf).

(c) Pre-Approved Uses of TiVo Marks. Notwithstanding anything herein to the contrary, Company may use the TiVo Marks, as specified in Exhibit R (Pre-Approved Uses of TiVo Marks), for the uses specified in Exhibit R (Pre-Approved Uses of TiVo Marks), without obtaining approval from TiVoII or TiVo provided that Company’s use complies with the TiVo Trademark Usage Guidelines.

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(d) Sublicensing to Wholly Owned Subsidiaries. Company may, pursuant to a written agreement and subject the relevant restrictions and obligations herein, sublicense any or all of Company’s rights under Section 4.2(a) to its Inter-Company Sublicensees under an Inter-Company Sublicense Agreement.

(e) Breach by Company. TiVoII (and TiVo on its behalf) reserves the right to revoke Company’s rights to use the TiVo Marks at any time in the event Company or its Wholly-Owned Subsidiary breaches this Article 4 or otherwise uses the TiVo Marks in a manner that, in TiVoII’s (or TiVo’s on its behalf) reasonable determination, adversely affects TiVo’s reputation or goodwill. Any breach by Company or its Wholly-Owned Subsidiary of the obligations under this Article 4 that results in material harm to TiVoII, TiVo or their rights in and to the TiVo Marks shall be deemed a ”material breach” for the purposes of Section 14.2(a) below.

4.3 Ownership of TiVo Marks. All use of the TiVo Marks hereunder shall inure to the benefit of TiVoII and TiVo. TiVoII and TiVo have and shall retain exclusive ownership of the TiVo Marks. Neither Company nor its Wholly-Owned Subsidiaries will adopt or use marks confusingly similar to the TiVo Marks, or contest or challenge, or do anything inconsistent with, TiVo’s exclusive ownership of the TiVo Marks. Without limiting the generality of the foregoing, and except as pre-approved pursuant to Section 4.2(c) or otherwise expressly authorized in the TiVo Trademark Usage Guidelines, neither Company nor its Wholly-Owned Subsidiaries may affix, append, or place any of its trademarks, trade names, or logos to, or in close proximity to, the TiVo Marks in a manner that results or could likely result in the creation of a unitary composite mark.

4.4 Challenge. If a third party legitimately challenges Company’s (or its Wholly-Owned Subsidiary’s) use of any TiVo Mark or TiVo or TiVoII becomes aware of a significant risk of a legitimate challenge in any jurisdiction where Company is licensed to use such TiVo Mark, Company (and its Wholly-Owned Subsidiary) shall, as soon as reasonably practical, suspend its use of the affected TiVo Mark in such jurisdiction. The Parties shall promptly notify each other in writing of any written challenge received that relates to Company or its Wholly-Owned Subsidiaries’ use of the TiVo Marks.

4.5 Non-Use by TiVo. TiVoII and TiVo hereby covenant and agree that neither TiVo nor its Wholly-Owned Subsidiaries shall use and TiVoII and TiVo shall not authorize or license any third party to use any TiVo marks (including TiVo Marks) in Greater China in connection with DVR Products or DVR Services during the Exclusivity Period (except in connection with the permitted uses of the Licensed Technology and TiVo Improvements set forth in Sections 2.8(b)(i), 2.8(b)(iii), 2.8(b)(iv) and 2.8(b)(vi)); provided, however, that (i) in the event TiVo, through itself, a Wholly-Owned Subsidiary, Majority-Owned Affiliate, or TiVo Partner, will be launching, in any GC Region, products or services that use or are based on the Licensed Technology or TiVo Improvements and (ii) TiVo has complied with its notice obligations under Section 8.2, TiVo may use, and may authorize or license third parties to use, the TiVo Marks in connection with the promotion or marketing of such products or services during the [*]prior to such post-Exclusivity Period launch even if some or all of such [*]are during the Exclusivity Period.

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

4.6 GC Trademarks. As between Company and TiVo, TiVo shall have the exclusive right to file applications for registration of TiVo Marks in the GC Regions, and any such pending applications and registrations issuing from such applications shall be deemed TiVo Marks and licensed to Company pursuant to the terms and conditions of this Article 4. With respect to non-English translations of the TiVo Marks (such as Chinese translations), TiVoII (or TiVo, on behalf of TiVoII) shall have [*]from Closing to file for registration of such non-English trademarks in Greater China and any such pending applications and registrations issuing from such applications shall be deemed TiVo Marks and licensed to Company pursuant to the terms and conditions of this Article 4. Notwithstanding anything in this Article 4 to the contrary, Company (or its Wholly-Owned Subsidiaries) shall have the right to apply for and register in the GC Regions, any non-English translations of the TiVo Marks that TiVo has not applied for within [*]after Closing.

5. TRAINING AND SERVICE DESIGN SUPPORT.

5.1 Training and Design Support Allotment. During the [*]after the Effective Date, TiVo shall provide the equivalent of [*]FTE [*]worth of time from TiVo’s qualified employees (the “Allotment”), [*] to Company, to provide training and project design support under Sections 5.2 and 5.3 of this Agreement. TiVo shall provide Company with [*]records showing Company’s use of the Allotment, such [*]records may be provided to company via e-mail, and TiVo shall notify Company as soon as the Allotment has been used. Any Allotment unused by Company during the [*]year after the Effective Date may not be carried over to [*].

5.2 Training. For [*]after the Effective Date, TiVo shall provide training to Company’s development, sales and marketing, service operations, manufacturing operations and support personnel regarding TiVo’s past use of Licensed Technology (and TiVo Improvements, if any) as it may be relevant to Company’s use of the Licensed Technology (and TiVo Improvements) pursuant to the licenses granted herein. The foregoing training shall count towards the Allotment. The subject matter of such training shall include, but not be limited to, [*]. TiVo shall use reasonable efforts to accommodate specific requests by Company with respect to such training such as preferred dates and personnel. Any additional training shall be provided at TiVo’s discretion and be paid for by the Company at TiVo’s Employee Costs. Notwithstanding the foregoing, any training provided by TiVo hereunder outside the United States shall be subject to reimbursement by Company of reasonable travel and lodging expenses, such expenses (or an estimate thereof) to be approved in advance by Company. The actual time spent by TiVo personnel traveling specifically for training hereunder shall be counted toward the foregoing training allotment.

5.3 Design Support. During the [*]after the Effective Date, TiVo shall make available to the Company qualified engineering services (up to any unused Allotment). The engineers for such services shall be staffed at TiVo’s reasonable discretion provided that TiVo shall use commercially reasonable efforts to arrange that (i) each such engineer shall have worked for TiVo for at least [*]and (ii) each such engineer shall have at least [*]of experience in the area of service that they are providing for the Company. The services under this Section 5.3 include, without limitation, design, support and modification of the Server Technology and Operational Support Technology. In the event Company does not want to continue to use any

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

specific engineer because such engineer is not performing his or her obligations or is not reasonably capable of performing his obligations, TiVo shall work together with Company to find a suitable replacement. Beginning [*]after the Effective Date, Company shall provide TiVo with a rolling [*]forecast of Company’s good faith estimate of its needs for such engineering services, such forecasts may be provided to TiVo via e-mail. In the event Company desires design support services pursuant to this Section 5.3 during the Collaboration Period but after the earlier of the [*]anniversary of the Effective Date or when the Allotment has been expended, TiVo will use commercially reasonable efforts to enter into a statement of work for such services and any resulting statement of work shall provide that (i) the services are provided by TiVo at TiVo’s Employee Costs and (ii) TiVo will commit to providing sufficient employee resources to complete the project described in the Statement of Work in a timely manner. In the event of a conflict between the terms contained in a statement of work and this Agreement, the terms of this Agreement shall take precedence. All right, title and interest, including IP Rights in and to the technology and other deliverables created, conceived or reduced to practice by TiVo or its personnel (including contractors) in the course of providing engineering services to Company under this Agreement shall be owned exclusively by TiVo. Except as otherwise agreed by the Parties in writing, all software deliverables relating to the Server Technology provided by TiVo pursuant to this Section 5.3 shall be in Object Code and Script forms only and all software deliverables relating to the Operational Support Technology shall be provided in Source Code and Object Code and Script forms.

6. ROYALTIES.

6.1 Royalties for [*]. Company (or, at Company’s election, its Inter-Company Sublicensee for royalties based on [*] generated by or through such Inter-Company Sublicensee) shall pay TiVoII (or its designee) a royalty of [*] attributable to [*]. If such [*] are denominated in a currency other than U.S. Dollars, the [*] shall be determined in the currency under which such services were sold and, following the calculation of the corresponding royalties in accordance with the percentage above, the amount of such royalties shall be converted to the equivalent amount in US Dollars at the rate that is published by Bloomberg at the opening of first business day after the end of each calendar quarter for which the payment of royalties is due.

6.2 Royalties for [*]. Company (or, at Company’s election, its Inter-Company Sublicensee for royalties based on [*] generated by such Inter-Company Sublicensee) shall pay TiVoII (or its designee) a royalty for [*]. Such royalty shall be [*] attributable to [*]and, if [*]are provided prior to the Parties’ agreement on the appropriate royalty under this Section 6.2, the royalty for such [*]shall be equal to [*]of [*] attributable to such [*].

6.3 Royalties for [*]. In respect of (i) each [*]sold, leased or otherwise disposed of directly or indirectly for use by an End User pursuant to the rights granted by TiVoII under this Agreement and (ii) each [*] (excluding any [*]

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

and sold, leased or otherwise disposed of directly or indirectly for use by an End User sold [*], leased or otherwise disposed of directly or indirectly for use by an End User pursuant to the rights granted by TiVoII under this Agreement, Company (or, at Company’s election, its Inter-Company Sublicensee for royalties accrued based such Inter-Company Sublicensee’ exploitation of its rights under an Inter-Company Sublicense Agreement) shall pay TiVoII (or its designee) a royalty as set forth below. Such royalty shall accrue upon the earlier of [*]. For avoidance of doubt, Company shall owe royalties to TiVoII (or its designee) hereunder even if it has [*]. Company and its Wholly-Owned Subsidiaries shall not owe more than one royalty payment under this Section 6.3 for each particular [*]. For the avoidance of doubt, Reference Design Sublicensees, distributors, resellers and End Users shall not owe TiVoII (or its designee) any royalty in respect of any [*] for which Company (or its Wholly-Owned Subsidiary) has paid a royalty pursuant to this Section 6.3.

(a) If the Royalty Price of the [*], as applicable, is greater than [*], the royalty per [*], as applicable, shall be [*] percent ([*]%) of the Royalty Price.

(b) If the Royalty Price of the [*], as applicable, is greater than [*] and less than or equal to [*], the royalty per [*], as applicable, shall be [*].

(c) If the Royalty Price of the [*], as applicable, is greater than [*] and less than or equal to [*], the royalty per [*], as applicable, shall be [*].

(d) If the Royalty Price of the [*], as applicable, is less than or equal to [*], the royalty per [*], as applicable, shall be [*].

6.4 Favored Pricing. If TiVoII or TiVo contracts with any third party to license Licensed Technology and TiVo Improvements to such third party under substantially similar terms and conditions [*] and TiVoII or TiVo, as applicable, charges a lower royalty rate for such third party to provide [*]in Greater China where such [*]are substantially similar to [*]provided by or for Company or its Inter-Company Sublicensee or charges a lower per product royalty for [*]in Greater China substantially similar to [*]provided by or for Company or its Inter-Company Sublicensee under this Agreement, than as provided to Company under this Agreement for such [*], respectively, TiVoII will offer the same lower royalty rate for [*]provided by Company (or its Wholly-Owned Subsidiaries) after the effective date of such third party agreement under the same terms and conditions as provided to such third party.

7. PAYMENTS AND TAXES.

7.1 Payments. All payments made by the Company or its Wholly-Owned Subsidiaries to TiVoII or TiVo under this Agreement must be made in United States Dollars and, except as set forth in Section 7.4, shall be paid without deduction, or set-off, free and clear of any restrictions or conditions

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

7.2 Payments and Reports. Except as expressly provided otherwise hereunder, all payments from Company (including Royalties) shall be due [*]following the end of each [*]in which such payments accrued. All Royalty payments hereunder shall be accompanied by a royalty report detailing the basis for the payment, which shall include without limitation, an identification of the product or service, quantity, price, the calculation of the Royalties and all other information that, in TiVoII’s (or TiVo’s on its behalf) determination, is reasonably required for the calculation of the Royalties accrued during the preceding quarter. If no such Royalties were accrued during such quarter, Company shall provide TiVoII (or its designee) a statement so certifying. In addition, Company shall use commercially reasonable efforts to provide, within [*]of the end of each [*] (excluding the [*]ending each [*]), a supplemental royalty report to TiVoII (or its designee) containing the above information regarding Royalties accrued during such [*].

7.3 Late Fees. All past due amounts shall bear interest at the rate of [*] percent ([*]%) per [*]on a pro rata basis, or the maximum rate allowed under applicable Law, whichever is lower.

7.4 Taxes. Company shall deduct from any Royalty paid pursuant to Sections 6.1, 6.2 or 6.3 of this Agreement any amount required to be withheld and deducted under any applicable tax Law or by any Governmental or Regulatory Authority with respect to such Royalty. Any amounts so deducted shall be remitted by Company to the appropriate Governmental or Regulatory Authority on a timely basis. To the extent permitted by applicable Law, Company shall use commercially reasonable efforts to minimize the amount required to be withheld and deducted under applicable tax Law or by a Governmental or Regulatory Authority with respect to Royalties paid pursuant to Section 6.1, 6.2 or 6.3 of this Agreement, including without limitation, payment of Royalties through a specific Inter-Company Sublicensee if deemed commercially reasonable by Company.

7.5 Records and Audits. For at least [*]after any payment, Company (and its Wholly-Owned Subsidiaries) shall maintain complete, current and accurate records documenting all amounts payable to TiVoII or TiVo hereunder. No more than once every [*], an independent certified public accountant, which shall be mutually agreed upon by the Parties, shall have the right, upon [*]notice, to conduct an audit of the relevant portions of Company’s (and its Wholly-Owned Subsidiaries’) books of account solely to verify compliance with this Agreement. For purposes of such audit, Company shall provide access, at the United States facility of a Wholly-Owned Subsidiary of Company, to copies of records documenting all amounts payable to TiVoII and TiVo hereunder. For the purposes of such an audit, Company shall ensure that copies of the records of its relevant Sublicensees, or the results of Company’s audits of such Sublicensees, covering the [*]prior to such audit by TiVoII or TiVo are available. Such auditor shall be subject to a confidentiality agreement with Company but the auditor shall be permitted to disclose the results of the audit to TiVoII and TiVo. If any such audit should disclose any underpayment of

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Royalties or other fees, Company shall promptly pay TiVoII or TiVo (as applicable) such underpaid amount, together with interest thereon at a rate of interest equivalent to [*]percent ([*]%) over the [*]published by Bloomberg on the date of the audit, or the maximum rate allowed under applicable Law, whichever is lower, until finally paid; provided, however, that such interest shall only accrue for the lesser of (a) the amount of time the payment is overdue or (b) [*]. If any such audit should disclose an overpayment of Royalties or other fees, TiVoII or TiVo (as applicable) shall promptly pay back to Company such overpaid amount. The audit will be conducted at TiVoII’s or TiVo’s expense, unless the audit reveals that Company has underpaid TiVoII or TiVo by more than [*]percent ([*]%), in which case Company will reimburse TiVoII or TiVo (as applicable) all reasonable costs and expenses incurred by TiVo in connection with such audit.

7.6 Cost Sharing Agreement. As promptly as practicable after the Effective Date and in no event later than [*]from the delivery by TiVo of a transfer pricing report (the “T/P Report”) prepared by a qualified expert to be selected by TiVo, TiVo and the Company shall execute a cost sharing agreement substantially in the form of Exhibit V (Form of Cost Sharing Agreement), which agreement, on the basis of the conclusions in the T/P Report, shall determine the amounts that TiVo shall pay to Company regarding the development of Company Improvements.

8. COLLABORATION.

8.1 Meetings. During the Collaboration Period, TiVo and Company shall meet in person or via teleconference at least once per [*]at a mutually agreeable location in the United States to discuss each Party’s technology, product and business plans. Specifically, the Parties will exchange information and discuss issues at these [*]meetings regarding the following:

(a) TiVo’s plans to distribute or license any portion or all of Licensed Technology, TiVo Improvements, TiVo’s Additional Manufacturing Materials or Company Improvements pursuant to Section 2.8(b)(vi), as appropriate for the Parties’ relationship as determined in TiVo’s discretion;

(b) detailed reports regarding Company’s (and its Wholly-Owned Subsidiaries’) progress in developing and commercializing GC DVR Products and GC DVR Services;

(c) the introduction of complementary product and service offerings;

(d) any proposals to amend the definition of Permitted Bundled Services or any other terms of this Agreement;

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(e) Company’s (and its Wholly-Owned Subsidiaries’) progress in developing and commercializing GC Non-DVR Products, GC Non-DVR Services or GC Non-EPG DVR Products;

(f) intellectual property issues or disputes relating to the Licensed Technology, TiVo Improvements or Company’s (or its Wholly-Owned Subsidiaries’) exploitation thereof;

(g) non-binding [*]forecast by Company (as described in Section 5.3);

(h) TiVo future product and service engineering roadmap, as appropriate for the Parties’ relationship as determined in TiVo’s discretion;

(i) TiVo upcoming technology and product or software releases, as appropriate for the Parties’ relationship as determined in TiVo’s discretion;

(j) non-binding, [*]forecast from TiVo for TiVo-Enabled DVR Products to be supplied by Company (or its Wholly-Owned Subsidiaries) to TiVo, TiVo Enabled-DVR Product Licensees and any TiVo Enabled-DVR Product Distributors;

(k) TiVo’s upcoming marketing plans that may impact Company production volume;

(l) TiVo new business opportunity discussion with Company to seek new cooperation; and

(m) TiVo and Company IP Rights updates, including identification of new patent applications filed by TiVo or its Wholly-Owned Subsidiaries on inventions embodied in the Client Technology, Server Technology, Operational Support Technology and TiVo Improvements thereof

In the event (i) the Exclusivity Period is terminated prior to the expiration of the Collaboration Period, or (ii) Company has received notice from TiVo II (or TiVo on its behalf) pursuant to Section 8.2, the Parties shall no longer be required to share information identified in (a), (b), (e), and (m) above.

8.2 Post Exclusivity Period Notice. Unless the Company loses the exclusivity of its licenses pursuant to Sections 2.9 or 14.2(a), prior to the expiration of the Exclusivity Period, TiVo shall (a) subject to Company providing TiVo a written notification reminding TiVo of the expiration date of the Exclusivity Period within [*]of the date [*]prior to the expiration of the Exclusivity Period, provide the Company [*]prior written notice of the launch by TiVo (or its Wholly-Owned Subsidiaries) or any TiVo Partner of the first product or service incorporating the

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Licensed Technology or TiVo Improvements in Greater China that otherwise would have been prohibited under Section 2.7(a) if the Exclusivity Period continued; (b) provide the Company written notice within [*] (or the maximum amount of notice allowed under Law if TiVo is not permitted under Law to give [*]notice) of TiVo executing the first agreement granting a license to the Licensed Technology or TiVo Improvements to a third party for use in a product or service to be marketed, sold or otherwise disposed of in Greater China that TiVo otherwise would have been prohibited from granting under Section 2.7(a) if the Exclusivity Period continued; and (c) provide Company with [*]prior written notice (or the maximum amount of notice allowed under Law if TiVo is not permitted under Law to give [*]notice) of the first public announcement or disclosure by TiVo or any TiVo Partner of a launch of (or relationship between TiVo and a TiVo Partner which will result in the launch of) any product or service in Greater China using or based on the Licensed Technology or TiVo Improvements that TiVo or any TiVo Partner otherwise would have been prohibited from launching under Section 2.7(a) if the Exclusivity Period continued. The Parties agree that TiVo is not obligated to disclose any details in the written notices required under this Section 8.2 beyond the fact that TiVo or a TiVo Partner intends to launch a product or service in Greater China and TiVo’s good faith belief of then-currently contemplated launch date of the product or service in the case of (a) above or the fact that TiVo has entered into a third party license agreement and the date of such agreement in the case of (b) above. Company’s sole and exclusive remedy for TiVo’s breach of Section 8.2(a) is for TiVo (or its Wholly-Owned Subsidiary) to delay the launch of the relevant product or service until [*]after TiVo provides written notice thereof to Company. For avoidance of doubt, TiVo’s breach of Section 8.2(b) and 8.2(c) are subject to the limitations of liability set forth in Section 15.1 and 15.2.

9. OWNERSHIP; GRANT-BACK; NON-ASSERTION; COMPANY ESCROW.

9.1 Licensed Technology, TiVo Improvements and TiVo Marks. As between the Parties, and except as expressly licensed to Company hereunder, TiVoII and TiVo shall own and retain all rights, title and interest in and to (a) the Licensed Technology, (b) TiVo Improvements, (c) TiVo Confidential Information, (d) TiVo’s Additional Manufacturing Materials, (e) all IP Rights relating thereto; and (e) the TiVo Marks.

9.2 Company Improvements. As between the Parties, except as expressly licensed to TiVo hereunder and subject to TiVoII’s and TiVo’s retained ownership of the underlying Licensed Technology, and TiVo Improvements, Company shall own and retain all rights, title and interest in and to (a) the Company Improvements, (b) Company’s Additional Manufacturing Materials, (c) Company Confidential Information and (d) all IP Rights relating thereto.

9.3 Grant Back License for Company Improvements.

(a) License Grant. Company, on behalf of itself and its Wholly-Owned Subsidiaries, hereby grants TiVo a non-exclusive, non-transferable [*], fully paid up, worldwide (subject to Section 9.3(b)), sublicensable, irrevocable, perpetual worldwide license to copy, use, modify, create derivative works of, make, have made, sell, distribute and otherwise commercially exploit the Company Improvements in any manner (subject to the limitation set forth in Section 9.3(b) below).

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(b) Limitation. Unless otherwise agreed to in writing by Company, TiVo may not exercise its rights under the grant-back licenses in Sections 9.3(a) and 9.6 in respect of any products or services that are offered for sale, sold, distributed, provided or otherwise disposed of for use in any territory in Greater China in which the Company retains its exclusivity under the licenses provided by TiVoII hereunder, unless such conduct falls within the exceptions set forth in Section 2.8.

9.4 Covenants Not to Sue.

(a) TiVo. During the Term, neither TiVoII nor TiVo shall assert any claim against Company that any technology owned solely by the Company, when made, used, sold or offered for sale by Company in a [*] infringes a TiVo Non-Assert Patent.

(b) Company. During the Term, Company shall not assert any claim against TiVo that any technology owned solely by TiVo, when made, used, sold or offered for sale by TiVo in a [*] in (i) the Non-Greater China Territory, (ii) any territory of Greater China in which the Company has lost its exclusivity under the licenses provided by TiVo hereunder, and (iii) any other territory in Greater China so long as such conduct falls within the exceptions set forth in Section 2.8, infringes a Company Non-Assert Patent.

9.5 Company Escrow.

(a) The Company shall deposit the Company Hardware Reference Designs for TiVo-Enabled DVR Products and all materials reasonably necessary for TiVo to utilize such Company Hardware Reference Designs under the license granted in Section 9.5(c) below (the “Escrow Materials”) into escrow with DSI Technology Escrow Services and update such deposit on a [*] basis.

(b) The Escrow Materials shall be released to TiVo upon the occurrence of any event which would entitle TiVo to terminate this Agreement pursuant to Section 14.2(a) (each, a “Release Condition”).

(c) Company, on behalf of itself and its Wholly-Owned Subsidiaries, hereby grants to TiVo a presently effective, non-exclusive, worldwide, [*], irrevocable, sublicenseable, assignable, perpetual license under Company’s IP Rights in and to the Escrow Materials, to access, use, copy, modify, create derivative works of and otherwise commercially exploit such Escrow Materials for any purposes, including but not limited to, making, having made, using, selling and offering for sale, importing and exporting any TiVo products or services. TiVo hereby covenants not to exercise its rights under such license unless and until a Release Condition has occurred.

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(d) The Parties shall execute an escrow agreement substantially in the form attached as Exhibit N (Escrow Agreement) within [*]of the Effective Date. [*]shall pay all escrow fees for the escrow described in this Section 9.5.

9.6 No Blocking. Company acknowledges that TiVo, TiVoII and Company may be upgrading the technology provided to Company by TiVoII (or TiVo on its behalf) under this Agreement along similar development paths and, in order to protect TiVoII and TiVo from being blocked from further developing their own technology, Company, on behalf of itself and its Wholly-Owned Subsidiaries, hereby grants TiVo a non-exclusive, non-transferable [*], worldwide (subject to Section 9.3(b)), sublicensable, irrevocable, perpetual: (i) license under any issued patents owned or licensable by Company or its Wholly-Owned Subsidiaries claiming any Upgrades to the Licensed Technology, TiVo Improvements, or TiVo’s Additional Manufacturing Materials, for the life of such patents, to make, have made, use, sell, offer for sale, import or export and otherwise commercially exploit the inventions claimed therein; and (ii) license under Company’s or its Wholly-Owned Subsidiaries’ trade dress rights (or analogous rights in non-U.S. jurisdictions) arising from the use of any visual or audible characteristics generated by any software in the Licensed Technology or TiVo Improvements or any Upgrades of such characteristics.

10. PROSECUTION & ENFORCEMENT OF IP RIGHTS.

10.1 Patent Prosecution and Registration of IP Rights.

(a) General. TiVo shall have the sole and exclusive right, but not the obligation (except as expressly set forth below) to file for and prosecute applications for registration of IP Rights and any other rights in any jurisdiction (including but not limited to patents and patent applications, copyright and mask work right registrations, and trademark registrations) with respect to Licensed Technology, TiVo Marks, TiVo Improvements, and any other materials or technology provided by TiVo hereunder. Company shall have the sole and exclusive right, but not the obligation, to file for and prosecute applications for registration of IP Rights and any other rights in any jurisdiction with respect to Company Improvements, including but not limited to patents and patent applications, copyright and mask work right registrations, and trademark registrations.

(b) Patent Prosecution in Greater China. Company and TiVo will cooperate with each other to ensure that the Parties are obtaining proper patent coverage in Greater China.

(i) TiVo Filings. During the Exclusivity Period, TiVo shall file for and use commercially reasonable efforts to prosecute invention patent applications in the PRC in respect of all material patent rights (defined as inventions for which TiVo pursues filing utility patent applications in both the US and at least one other non-US jurisdiction (it being understood that the filing of a PCT application corresponding to a US application shall not be deemed a filing of a patent application in a ”non-US jurisdiction” until TiVo enters the national stage of prosecution in a non-US jurisdiction under such PCT application)) embodied in the Client Technology, Server Technology, Operational Support Technology and TiVo Improvements.

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(ii) Company Option. During the Exclusivity Period, with respect to any inventions embodied in the Client Technology, Server Technology, Operation Support Technology or TiVo Improvements for which TiVo files a utility patent application in the US, the Company shall have the right to request that TiVo file patent applications regarding such inventions in any GC Region. TiVo shall perform such filings provided the expenses (including, but not limited to, legal fees, filing fees and translation costs but excluding fees and expenses (such as drafting costs) attributable to the corresponding U.S. utility patent application) for such requested filings shall be shared equally between TiVo and the Company up to a total aggregate expense cap of [*]for TiVo at which point all remaining expenses with respect to filings made at Company’s request pursuant to this Section 10.1(b)(ii) above such cap shall be borne entirely by the Company. TiVo shall have the right to invoice Company as often as on a [*]basis for Company’s share of such expenses and Company shall pay the amounts invoiced within [*]of such invoice. TiVo’s may suspend its obligation to file or prosecute patent applications in Greater China hereunder upon [*]written notice to Company if Company breaches its obligation to pay its share of expenses under this Section 10.1(b)(ii) and fails to cure such breach within the thirty-day notice period.

(c) Company Assistance in Greater China. Company agrees to assist TiVo, at TiVo’s reasonable expense (except as otherwise provided in Section 10.1(b)(ii) above) and request, in prosecuting or registering TiVo’s IP Rights and rights in and to the TiVo Marks in the GC Regions.

10.2 Enforcement of TiVo IP Rights.

(a) General. Except as otherwise provided below, TiVo shall have the sole right, but not the obligation, to enforce IP rights and any other rights in and to the Licensed Technology, TiVo Marks and the TiVo Improvements and any other materials or technology provided by TiVo hereunder, against third parties in any jurisdiction in the world, including Greater China. If Company’s (or its Wholly-Owned Subsidiaries’) management becomes aware of actual or threatened infringement or misappropriation of TiVo’s IP Rights in or to the Licensed Technology, TiVo Improvements or TiVo Marks, Company shall promptly provide written notice thereof to TiVo. If TiVo’s in-house legal department becomes aware of actual or threatened infringement or misappropriation of TiVo’s IP Rights in or to the Licensed Technology, TiVo Improvements or TiVo Marks in Greater China during the Exclusivity Period, TiVo shall promptly provide written notice thereof to Company.

(b) Company Requests to Enforce Infringement Claims. Company may provide TiVo with written notification claiming actual, potential or threatened infringement by a third party of a patent issued to TiVo in any GC Region claiming inventions embodied in the Licensed Technology or TiVo Improvements within the scope and duration of Company’s exclusive licenses hereunder (an “Infringement Claim”) and that Company requests that TiVo

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

pursue the Infringement Claim against such alleged infringer. Within [*]of such written notification and request, TiVo shall endeavor to notify Company that it has (i) decided to pursue the Infringement Claim against such third party (subject to Company’s acceptance of any conditions TiVo may require), (ii) decided not to pursue the Infringement Claim against such third party, but consents to Company pursuing such Infringement Claim, subject to the requirements specified below or (iii) decided neither TiVo nor Company should pursue the Infringement Claim against such third party based on TiVo’s good faith belief that pursuing the Infringement Claim against the alleged infringer could adversely affect TiVo’s business. If TiVo fails to respond within [*]to Company’s request for TiVo to pursue an Infringement Claim or Company disagrees with TiVo’s decision not to pursue an Infringement Claim and refusal to allow Company to pursue such Infringement Claim, Company shall have the right to invoke the internal escalation process described in Section 16.2(a) (but not any other aspects of the dispute resolution process set forth in Section 16.2, including but not limited to requiring arbitration) below. If TiVo responds as provided in Section 10.2(a)(iii) above or does not respond to Company’s request, TiVo shall use commercially reasonable efforts to assist Company in resolving the dispute regarding the Infringement Claim between Company and the alleged third party infringer.

(c) TiVo’s Pursuit of Infringement Claim. If TiVo elects to pursue an Infringement Claim, TiVo shall bear the costs associated with such pursuit and any recovery from any settlement or judgment from any such action shall go first to reimburse the expenses of TiVo (and/or Company, if any) and the remainder shall be divided so that TiVo retains [*]percent ([*]%) of the remaining recovery and Company receives [*]percent ([*]%) of the remaining recovery (unless TiVo conditioned its election on the Company bearing some or all of the costs of such pursuit and/or changing the percentage allocation of the recovery between the Parties from such pursuit and Company agreed to such arrangement).

(d) Company’s Pursuit of Infringement Claim. Company’s right to pursue an Infringement Claim pursuant to Section 10.2(b)(ii) shall be subject to the following requirements: (i) Company shall secure TiVo’s express written consent to bring an enforcement proceeding against the alleged infringer; (ii) at all times while Company is pursuing the Infringement Claim, Company must remain an exclusive licensee under the terms of this Agreement in the jurisdictions in which Company is pursuing the Infringement Claim; (iii) Company shall bear the costs associated with such proceeding and shall be liable and responsible for payment of all costs incurred by TiVo, including attorneys fees, as a result of any counterclaims filed against TiVo challenging the validity or enforceability of any TiVo patents that are asserted in connection with the Infringement Claim; and (iv) recovery from any settlement or judgment from any such action undertaken and funded by Company shall go first to reimburse the expenses of Company (and/or TiVo, if any), and the remainder shall be divided [*]between Company and TiVo. Notwithstanding the foregoing, if the monetary recovery is less than the out-of-pocket expenses of Company, Company shall bear the burden of any

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

un-reimbursed costs entirely. In the event Company ceases to satisfy the requirement in Section 10.2(d)(ii) above after Company has initiated its pursuit of the Infringement Claim, Company shall, upon TiVo’s request, immediately transfer and cede all control of such pursuit to TiVo.

11. CONFIDENTIALITY.

11.1 Protection of Confidential Information. The Receiving Party shall not use the Confidential Information of the Disclosing Party except for the purpose of exercising its rights or carrying out its obligations under this Agreement. The Receiving Party will not disclose the Confidential Information of the Disclosing Party, except as authorized in this Agreement or in writing by the Disclosing Party. The Receiving Party may also disclose any Confidential Information that must be disclosed pursuant to applicable Law or other legal process (including, without limitation, the disclosure rules of any securities regulatory authority) provided, that the Receiving Party gives the Disclosing Party prompt written notice and reasonable assistance sufficient to allow the Disclosing Party to seek a protective order, confidential treatment or other appropriate remedy. The Receiving Party will use the same degree of care to prevent such misuse or disclosure that the Receiving Party uses with respect to its own proprietary information, but in no event with less than with reasonable care. Disclosure of Confidential Information does not constitute a license with respect to such Confidential Information.

11.2 Disclosure Restrictions. The Receiving Party may disclose (i) Confidential Information only to its employees, consultants, contractors, agents and authorized sublicensees when such disclosure is reasonably necessary for the Receiving Party to exercise its rights in compliance with, and only for purposes contemplated by, this Agreement, provided such employees, consultants, contractors, agents and authorized sublicensees are advised of the confidential nature thereof and bound by nondisclosure obligations and restrictions no less restrictive than those set forth in this Article 11; and (ii) Confidential Information (other than software) to service providers, vendors and other third parties pursuant to a nondisclosure agreement when such disclosure is reasonably necessary for the Receiving Party to exercise its rights in compliance with, and only for purposes contemplated by, this Agreement upon [*]prior written notice (including notice by e-mail to TiVo’s General Counsel and Associate General(s) Counsel) to TiVo unless TiVo objects in writing (including by response e-mail to the persons identified in the original e-mail from Company) to such disclosure prior to expiration of such [*]notice period and TiVo provides a reasonable basis for such objection. Notwithstanding anything herein to the contrary, Confidential Information in the form of Highly Sensitive IP may only be disclosed to Authorized Personnel in accordance with the terms of Section 11.3 below. During the Term and for a period of [*]thereafter, TiVoII, TiVo or its authorized representatives shall have access to Company’s (and its Wholly-Owned Subsidiaries’) premises (not more often than [*]) to determine whether Company and its Wholly-Owned Subsidiaries are materially in compliance with the requirements of this Article 11 (including but not limited to the requirements in Exhibit F (Handling of Highly Sensitive IP)) with respect to the Highly Sensitive IP.

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

11.3 IP Protection Measures. In addition to the obligations set forth in Sections 11.1 and 11.2 above, the Parties and their respective Wholly-Owned Subsidiaries shall comply with the following requirements relating to the protection of the other Party’s IP Rights and technology:

(a) Company. Company and its Wholly-Owned Subsidiaries shall take all reasonable actions, in accordance with United States industry standard practices, to protect the confidential and proprietary nature of the Licensed Technology and TiVo Improvements. Without limiting the foregoing, Company and its Wholly-Owned Subsidiaries shall at least:

(i) undertake the measures set forth in Exhibit E (IP Protection) to protect the Licensed Technology and TiVo Improvements; and

(ii) comply with the additional terms and conditions relating to the use and protection of Highly Sensitive IP and TiVo Source Code set forth in Exhibit F (Handling Highly Sensitive IP).

(b) TiVo. TiVo and its Wholly-Owned Subsidiaries shall take all reasonable actions, in accordance with United States industry standard practices and its own standard internal practices with respect to its own intellectual property and technology of a comparable nature, to protect the confidential and proprietary nature of the Company Improvements.

12. REPRESENTATIONS AND WARRANTIES.

12.1 TiVo Representations and Warranties. TiVo hereby represents and warrants that:

(a) it and TiVo II are entities duly organized, validly existing and in good standing under the Laws of the respective jurisdictions of their formation;

(b) this Agreement has been duly authorized by all necessary corporate action of TiVo and TiVoII;

(c) it and TiVoII have all requisite power and authority to enter into and perform all of their obligations under this Agreement;

(d) it and TiVoII are not party to any agreements that would conflict with their obligations hereunder; and

(e) it, TiVoII and TiVo’s other Wholly-Owned Subsidiaries will use the Company Improvements in compliance with all applicable Laws, including without limitation, U.S. and Greater China export laws and regulations.

12.2 Company Representations and Warranties. Company hereby represents and warrants that:

(a) it is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation;

(b) this Agreement has been duly authorized by all necessary corporate action of Company;

(c) it has all requisite power and authority to enter into and perform all of its obligations under this Agreement;

(d) it is not party to any agreements that would conflict with its obligations hereunder; and

(e) it and its Wholly-Owned Subsidiaries will use the Licensed Technology and TiVo Improvements in compliance with all applicable Laws, including without limitation, U.S. and Greater China export laws and regulations.

12.3 Warranty Disclaimers.

(a) TiVo. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE 12, THE LICENSED TECHNOLOGY, TIVO IMPROVEMENTS, TRAINING, ENGINEERING SERVICES AND ANY OTHER DELIVERABLES, MATERIALS, TECHNOLOGY, PRODUCTS AND SERVICES PROVIDED BY TIVOII AND TIVO UNDER THIS AGREEMENT ARE PROVIDED “AS IS” WITHOUT WARRANTIES OF ANY KIND AND TIVO EXPRESSLY DISCLAIMS OTHER WARRANTIES, EXPRESS, IMPLIED AND STATUTORY, WHETHER ARISING FROM COURSE OF DEALING OR USAGE OF TRADE INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF TITLE, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT OF THIRD PARTY RIGHTS.

(b) Company. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE 12, THE COMPANY IMPROVEMENTS AND ANY OTHER DELIVERABLES, MATERIALS, TECHNOLOGY, PRODUCTS AND SERVICES PROVIDED BY COMPANY UNDER THIS AGREEMENT ARE PROVIDED “AS IS” WITHOUT WARRANTIES OF ANY KIND AND COMPANY HEREBY EXPRESSLY DISCLAIMS OTHER WARRANTIES, EXPRESS, IMPLIED AND STATUTORY, WHETHER ARISING FROM COURSE OF DEALING OR USAGE OF TRADE INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF TITLE, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT OF THIRD PARTY RIGHTS.

(c) Relationship with Other Agreements. For avoidance of doubt, the disclaimers above shall not apply to the Parties’ respective rights and obligations under the Formation Agreements or any other agreements between the Parties, and any warranties or warranty disclaimers relating thereto shall be solely as provided under the applicable agreements.

13. INDEMNIFICATION.

13.1 Mutual Indemnity. Each Party, at its own expense, shall defend, indemnify and hold harmless, the other Party (including, without limitation, its directors, officers and employees) and the other Party’s Majority-Owned Affiliates (including, without limitation, their directors, officers and employees) from and against any Claims based on (i) breach of any representation or warranty made by the indemnifying Party under Article 12 above; (ii) any false or misleading statements or representations made by the indemnifying Party in connection with products or services it offers; or (iii) any unauthorized warranties, representations or commitments made by the indemnifying purportedly on behalf of the other Party.

13.2 Company Indemnity. Company, at its own expense, shall defend, indemnify and hold harmless, TiVoII and TiVo (including, without limitation, their directors, officers and employees) and TiVo’s Majority-Owned Affiliates (including, without limitation, their directors, officers and employees) from and against any Claims (a) based on allegations that any Upgrades to the Licensed Technology or TiVo Improvements made by or for Company or its Wholly-Owned Subsidiaries in respect of products or services marketed, sold or otherwise provided (i) by or for Company in the Non-Greater China Territory in violation of the scope of the licenses granted to Company hereunder, or (ii) in Greater China pursuant to the rights granted by TiVo hereunder, infringe or misappropriate IP Rights of any third party in any jurisdiction; (b) based on allegations that any Company Improvement infringes or misappropriates any copyright, mask work registration, moral right or trade secret of any third party in any jurisdiction; or (c) based on bodily injury including death, or damage to real property or tangible personal property resulting from or in connection with the use (in accordance with Company’s user documentation), manufacture, sale or distribution of any Company product or service offered or provided by Company (excluding TiVo-Enabled DVR Products).

13.3 Procedure. A Party (the “Indemnified Party”) shall promptly notify the other Party (the “Indemnifying Party”) in writing of any Claim in respect of which the Indemnified Party intends to claim indemnification under this Article 13, and the Indemnifying Party shall have sole control of the defense and/or settlement thereof; provided, however, that (i) the Indemnified Party shall have the right to consent to any settlement, which shall not be unreasonably withheld or delayed and (ii) defense activities to be taken by the Indemnifying Party shall not impair the Indemnified Party’s reputation or admit or increase any criminal liability of the Indemnified Party, its Majority-Owned Affiliates, their directors, officers and employees without consent from the Indemnified Party. The failure to deliver written notice to the Indemnifying Party within a reasonable time after the commencement of any such Claim shall not relieve such Indemnifying Party of any liability to the Indemnified Party hereunder unless the failure is materially prejudicial to the Indemnifying Party’s ability to defend such Claim. The Indemnifying Party will select legal counsel with experience in similar actions and which is reasonably acceptable to the Indemnified Party. The Indemnified Party shall reasonably cooperate with the Indemnifying Party and its legal representatives, at the Indemnifying Party’s expense, in the investigation of any Claim covered by this indemnification.

14. TERM AND TERMINATION.

14.1 Term. The term of this Agreement shall begin on the date of Closing and continue in perpetuity unless earlier terminated in accordance with Section 14.2 of this Agreement (the “Term”).

14.2 Termination.

(a) Termination by TiVo. TiVo may terminate this Agreement and TiVoII (or TiVo on its behalf) may terminate the licenses granted by TiVoII hereunder, in whole or in part (e.g., termination of exclusivity) at their election:

(i) immediately, if the Company ceases to do business, or otherwise terminates its business operations;

(ii) upon [*]written notice, if the Company or its Wholly-Owned Subsidiary materially breaches any provision of this Agreement and fails to take good faith action to begin to remedy such breach within the [*]notice period;

(iii) immediately, if Company or its Wholly-Owned Subsidiary fails fully to cure a material breach identified in a notice provided by TiVo pursuant to Section 14.2(a)(ii) above within [*]of such notice;

(iv) immediately, if the Company seeks protection under any bankruptcy, receivership, trust deed, creditors arrangement, composition or comparable proceeding, or if any such proceeding is instituted against the Company; or

(v) immediately, if the Company or its Wholly-Owned Subsidiary fails to fulfill any portion of a purchase order (as amended by mutual agreement of the Parties) from TiVo for TiVo-Enabled DVR Products (which is accepted by Company or its Wholly-Owned Subsidiary) within [*] (as extended as necessary due to a Force Majeure Event, if any) of the applicable delivery date committed by Company or its Wholly-Owned Subsidiary in such purchase order.

(b) Termination by Company. Company may terminate this Agreement by providing [*]written notice to TiVoII and TiVo.

(c) Suspension. Notwithstanding the foregoing termination rights, in the event the payments provided for under this Agreement are not made within the due time periods therein specified, TiVo (on its own behalf and on behalf of TiVoII) may at its option suspend the performance of its obligations hereunder. If TiVo elects to suspend such performance, the licenses and rights granted by TiVoII in Article 2 and the payment obligations provided for in Article 6, shall remain in effect unless otherwise terminated by TiVoII (or TiVo on its behalf) as authorized under this Agreement. Any such suspension shall not be deemed a waiver of TiVo’s or TiVoII’s rights, including the right subsequently to terminate this Agreement in accordance with Section 14.2 above.

(d) Effect of Termination.

(i) General. Upon termination of this Agreement for any reason, the rights and licenses granted to Company (and that Company has sublicensed to any Sublicensees, including Company’s Wholly-Owned Subsidiaries and their Sublicensees) under this Agreement

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

shall immediately terminate. Notwithstanding the foregoing, any End User Sublicense Agreement shall not be affected by termination of this Agreement and shall continue in full force and effect under its terms. Within [*]of termination or expiration of this Agreement, Company shall, and shall require its Wholly-Owned Subsidiaries, individual contractors and Sublicensees to, return to TiVoII (or TiVo, on behalf of TiVoII) all Licensed Technology, TiVo Improvements and TiVo Confidential Information in whatever form and all copies thereof.

(ii) Survival. Upon termination of this Agreement for any reason, all rights and obligations of the Parties shall terminate except any accrued payment obligations and the following provisions shall survive: 1, 2.13, 2.14, 4.3, 7.1-7.5, 9.1-9.3, 9.5, 9.6, 10.1(a), 10.2(c) and 10.2(d) (but only with respect to any pending litigation regarding an Infringement Claim), 11, 12, 13, 14.2(d), 14.3, 15, and 16 (as applicable).

14.3 No Liability for Termination. Each Party understands that the rights of termination hereunder are absolute and, except as provided otherwise in this Agreement, are cumulative with any other legal and equitable remedies that may be available to the terminating Party. Neither Party shall incur any liability whatsoever for any damage, loss or expenses of any kind suffered or incurred by the other arising from or incident to the terminating Party’s proper exercise of its termination rights in accordance with Section 14.2 of this Agreement. In particular, without in any way limiting the foregoing, neither Party shall be entitled to any damages on account of prospective profits or anticipated sales related to such exercise of termination rights.

15. LIMITATION OF LIABILITY.

15.1 CERTAIN TYPES OF DAMAGES. EXCEPT FOR A BREACH BY A PARTY OF THE LICENSE RESTRICTIONS (INCLUDING SCOPE RESTRICTIONS) REGARDING THE LICENSES GRANTED HEREUNDER (INCLUDING, WITHOUT LIMITATION, ANY BREACH BY TIVO OR TIVOII OF SECTION 2.7(a)), BREACHES OF ARTICLE 11, AND EXCEPT WITH RESPECT TO EACH PARTY’S INDEMNITY OBLIGATIONS UNDER ARTICLE 13 AND SECTION 2.11(j), IN NO EVENT WILL EITHER PARTY BE LIABLE UNDER THIS AGREEMENT UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY, TORT OR OTHER LEGAL OR EQUITABLE THEORY FOR ANY INCIDENTAL, INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES OF ANY NATURE WHATSOEVER, (INCLUDING WITHOUT LIMITATION, LOSS OF PROFITS, OTHER COMMERCIAL LOSS, OR COST OF PROCUREMENT OF SUBSTITUTE TECHNOLOGY OR SERVICES), ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND EVEN IF ANY EXCLUSIVE REMEDY STATED IN THIS AGREEMENT IS DEEMED TO FAIL OF ITS ESSENTIAL PURPOSE.

15.2 LIABILITY CAP. EXCEPT FOR A BREACH BY A PARTY OF THE LICENSE RESTRICTIONS (INCLUDING SCOPE RESTRICTIONS) REGARDING THE LICENSES GRANTED HEREUNDER (INCLUDING, WITHOUT LIMITATION, ANY BREACH BY TIVO OR TIVOII OF SECTION 2.7(a)), BREACHES OF ARTICLE 11 AND SECTION 2.11(j), AND EACH PARTY’S INDEMNITY OBLIGATIONS UNDER ARTICLE 13, IN NO EVENT WILL EITHER PARTY’S (TIVO AND TIVOII ARE TREATED AS A

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

SINGLE PARTY FOR THE PURPOSES OF THE LIABILITY CAP IN THIS SECTION 15.2 AND COMPANY AND ITS WHOLLY-OWNED SUBSIDIARIES ARE TREATED AS A SINGLE PARTY FOR THE PURPOSES OF THE LIABILITY CAP IN THIS SECTION 15.2) CUMULATIVE LIABILITY UNDER OR IN CONNECTION WITH THIS AGREEMENT EXCEED AN AGGREGATE AMOUNT EQUAL TO THE GREATER OF: (I) THE TOTAL OF ALL FEES PAID OR OWED BY COMPANY OR ITS WHOLLY-OWNED SUBSIDIARIES TO TIVO UNDER THIS AGREEMENT DURING THE [*]; OR (II) [*]

16. GENERAL PROVISIONS.

16.1 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

16.2 Dispute Resolution. Any dispute among the Parties and arising out of or relating to this Agreement will be resolved in accordance with the procedures specified in this Section 16.2. The Parties intend that these provisions will be valid, binding, enforceable, exclusive and irrevocable and will survive any termination of this Agreement.

(a) Notification and Negotiation. Upon any dispute arising out of or relating to this Agreement (including but not limited to its application, interpretation, or any alleged breach hereunder), the Party raising the dispute will give written notice to the other Parties to the dispute describing the nature of the dispute following which the Parties to such dispute shall attempt for a period of [*]to resolve such dispute by negotiation between executives who have authority to settle such dispute. All such negotiations shall be confidential and treated as compromise and settlement negotiations for purposes of any applicable rules of evidence. The statute of limitations applicable to the commencement of a lawsuit shall apply to the commencement of an arbitration hereunder, except that no defenses will be available based upon the passage of time during any such negotiation. Regardless of the foregoing, a Party shall have the right to seek immediate injunctive relief pursuant to clause (c) without regard to any such [*]negotiation period.

(b) Choice of Arbitral Forum and Rules. If the Parties are unable to resolve their dispute pursuant to paragraph (a), such dispute shall be submitted to final and binding arbitration under the Rules of Arbitration of the International Chamber of Commerce (the “ICC Rules”). Any such arbitration shall be conducted in San Jose, California before a single arbitrator of American citizenship and with substantial experience in resolving intellectual property and joint venture disputes under United States Laws, and who shall be appointed in accordance with the ICC Rules. At the written request of the Claimant in its Request for Arbitration, the arbitration shall be conducted on a “fast track” basis with the following

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

expedited deadlines: the Respondent(s) shall have [*]from receipt of the Request from the Secretariat of the ICC to file an Answer and any Counterclaim(s); the Claimant(s) shall have [*]from the receipt of any Counterclaim to file a Reply; any Party’s challenge to an arbitrator must be submitted to the ICC within [*]of that Party’s receipt of the notification of the appointment of the arbitrator, or within [*]from the date the challenging Party was informed of the facts on which such challenge is based if such date is subsequent to the receipt of such notification; the Arbitrator shall transmit the Terms of Reference to the ICC’s International Court of Arbitration (the “Court”) within [*]of the Arbitrator’s receipt of the file from the Secretariat; and, in recognition of the urgency of the matter and likelihood of irreparable harm, the Arbitrator shall submit the draft Award to the Court as expeditiously as possible and subject to the time limits set forth in Article 24 of the ICC Rules.

(c) Temporary or Injunctive Relief. Notwithstanding the Parties’ agreement to submit all disputes to final and binding arbitration before the ICC, the Parties shall have the right to seek and obtain temporary or preliminary injunctive relief in any court of competent jurisdiction, provided, however, that any such action brought in the United States shall be filed exclusively in the United States District Court for the Southern District of New York, and the Parties hereby irrevocably consent to the personal jurisdiction of such court and waive any objections to the jurisdiction of, or venue in, that forum. Such courts shall have authority to, among other things, grant temporary or provisional injunctive relief (with such relief effective until the arbitrator has rendered a final award) in order to protect any Party’s rights under this Agreement or its intellectual property rights.

(d) Confirming the Award and Enforcing Judgment. The United States District Court for the Southern District of New York shall have exclusive jurisdiction within the United States to confirm any award issued by the arbitrator. Any arbitration award may also be confirmed and enforced in any court of competent jurisdiction outside of the United States.

(e) Confidential Proceedings. Except as may be necessary to enter judgment upon the award or to the extent required by applicable Law, all claims, defenses and proceedings (including, without limiting the generality of the foregoing, the existence of the dispute and the fact that there is an arbitration proceeding) shall be treated in a confidential manner by the arbitrator, the Parties and their counsel, and each of their agents, employees and all others acting on behalf of or in concert with them. Without limiting the generality of the foregoing, no one shall divulge to any Person not directly involved in the arbitration the contents of the pleadings, papers, orders, hearings, trials, or awards in the arbitration, except as may be necessary to enter judgment upon an award as required by applicable Law. Any dispute relating to the arbitration hereunder (including, without limiting the generality of the foregoing, to prevent or compel arbitration or to confirm, correct, vacate or otherwise enforce an arbitration award) shall be filed under seal with the court, to the extent permitted by applicable Law.

(f) Waiver of Jury Trial. THE PARTIES HEREBY AGREE TO WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT. THE SCOPE OF

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING, BUT NOT LIMITED TO, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS.

16.3 Counterparts and Facsimile Execution. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any counterpart or other signature delivered by facsimile shall be deemed for all purposes as being a good and valid execution and delivery of this Agreement by that Party.

16.4 Headings. The headings of the Articles and Sections of this Agreement are for convenience and shall not by themselves determine the interpretation of this Agreement.

16.5 Amendment. Any provision of this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a written instrument signed by authorized officers of the Parties.

16.6 Waiver. Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof will not be deemed a waiver of such term, covenant, or condition, nor will any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

16.7 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be valid, legal, and enforceable under all applicable Laws. If, however, any provision of this Agreement shall be invalid, illegal, or unenforceable under any such applicable Law in any jurisdiction, it shall, as to such jurisdiction, be deemed modified to conform to the minimum requirements of such Law, or, if for any reason it is not deemed so modified, it shall be invalid, illegal, or unenforceable only to the extent of such invalidity, illegality, or limitation on enforceability without affecting the remaining provisions of this Agreement, or the validity, legality, or enforceability of such provision in any other jurisdiction.

16.8 Entire Agreement. This Agreement (including its Exhibits) constitutes the entire agreement between the Company, TiVo and TiVoII relative to the subject matter of this Agreement. This Agreement replaces and supersedes all prior written or oral agreements, statements, correspondence, negotiations and understandings by and among the Parties with respect to the matters covered by it.

16.9 No Presumption. The Parties acknowledge that each Party has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any applicable Law that would require interpretation of any claimed ambiguities in this Agreement against the Party that drafted it has no application and is expressly waived. If any claim is made by a Party relating to any conflict, omission or ambiguity in the provisions of this Agreement, no presumption or burden of proof or persuasion will be implied because this Agreement was prepared by or at the request of any Party or its counsel.

16.10 Further Assurance. Each Party agrees to cooperate fully with the other Parties, to take such actions, to execute such further instruments, documents and agreements, and to give such further written assurances, as may be reasonably requested by any other Party to evidence and reflect the transactions described herein and contemplated hereby, and to carry into effect the intents and purposes of this Agreement.

16.11 Rights Cumulative. Except as expressly set forth herein, each and all of the various rights, powers and remedies of a Party hereto will be considered to be cumulative with and in addition to any other rights, powers and remedies which such Party may have at Law or in equity in the event of the breach of any of the terms of this Agreement. The exercise or partial exercise of any right, power or remedy will neither constitute the exclusive election thereof nor the waiver of any other right, power or remedy available to such Party.

16.12 No Agency. Nothing in this Agreement shall be construed as establishing an agency relationship between the Parties. Neither Party shall have, or shall represent that it has, any power, right or authority to bind the other Party to any obligation or liability.

16.13 Notices. Any notice required or permitted pursuant to this Agreement shall be given in writing and shall be given either personally or by sending it by next-day or second-day courier service, fax or similar means to the address(es) for notice set forth below (or at such other address as such Party may designate by [*]advance written notice to the other Party to this Agreement given in accordance with this Section 16.13). Where a notice is sent by next-day or second-day courier service, service of the notice shall be deemed to be effected by properly addressing, pre-paying and sending by next-day or second-day service through an internationally-recognized courier a letter containing the notice, with a confirmation of delivery, and to have been effected at the expiration of two days after the letter containing the same is sent as aforesaid. Where a notice is sent by fax, service of the notice shall be deemed to be effected by properly addressing, and sending such notice, with a confirmation of delivery, and to have been effected on the day the same is sent as aforesaid.

To:	TiVo Inc.	To:	TGC

	Chief Executive Officer		Ta-Wei Chien
	2160 Gold Street		Chairman and Chief Executive Officer
	Alviso, California 95002 U.S.A.		10969 Maria Rosa Way
	Fax: (408) 519-5330		Cupertino, California 95014 U.S.A.
Fax: (408) 446-3241

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

With a copy to:		With a copy to:

	TiVo Inc.	Shearman & Sterling LLP
	2160 Gold Street	1080 Marsh Road
	Alviso, California 95002 U.S.A.	Menlo Park, California 94025 U.S.A.
	Attn: General Counsel	Attention: Carmen Chang, Esq.
	Fax: (408) 519-5330	Fax: (650) 838-3699

To:	TiVo Intl II, Inc.
Attn: Secretary
2160 Alviso, California 95002 U.S.A.
Fax: (408) 519-5330

With a copy to:

O’Melveny & Myers LLP
2765 Sand Hill Road
Menlo Park, California 94025 U.S.A.
Attention: Howard H. Chao, Esq.
Fax: (650) 473-2601

16.14 Export Controls. Company (and its Wholly-Owned Subsidiaries) shall use the Licensed Technology and TiVo Improvements in compliance with all applicable Laws, including without limitation, U.S. and Greater China export laws and regulations. Company (and its Wholly-Owned Subsidiaries) shall (and shall require all Sublicensees to), at its own expense, timely obtain all necessary registration of contract and product, and government and regulatory approvals, and fulfill all other requirements and carry out all procedures related to this Agreement (and the applicable Sublicense Agreement) that are required under any Law now or hereafter existing in Greater China and applicable jurisdictions in the Non-Greater China Territory, to enable the Parties (and the Sublicensees) to exercise, enforce and enjoy all of the rights and obligations contained herein. TiVo shall use the Company Improvements in compliance with all applicable Laws, including without limitation, U.S. and Greater China export laws and regulations.

16.15 Assignment. Neither this Agreement nor any rights or licenses granted hereunder may be assigned, extended, or otherwise transferred by Company, in part or in whole, nor shall they inure to the benefit of any trustee in bankruptcy, receiver or other successor of Company, whether by operation of Law or otherwise, without the prior written consent of TiVo (on its own behalf and on behalf of TiVoII). Any assignment or transfer without such consent shall be null and void and shall constitute a breach of this Agreement. Notwithstanding the foregoing, TiVo and TiVoII shall each have the right to assign this Agreement and all of its respective rights and obligations hereunder to a TiVo Majority-Owned Affiliate or an entity that acquires substantially all of the then-current assets of TiVo’s DVR business and TiVoII may assign its rights to receive Royalties hereunder to TiVo or a TiVo Majority-Owned Affiliate.

16.16 Force Majeure. Neither Party shall be liable hereunder by reason of any failure or delay in the performance of its obligations hereunder on account of strikes, shortages, riots, insurrection, fires, flood, storm, explosions, acts of God, war, governmental action, labor conditions, earthquakes, material shortages or any other causes that are beyond the reasonable control of such Party (each a “Force Majeure Event”).

16.17 Statement of Intent With Respect to Bankruptcy. The Parties intend that all rights and licenses granted under this Agreement with respect to Licensed Technology, TiVo Improvements and Company Improvements are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code, 111 U.S.C. § 101, et seq. (“Bankruptcy Code”), licenses of rights to “intellectual property” and an executory contract as defined in the Bankruptcy Code. Each Party, as a licensee of intellectual property, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code.

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement by their respective duly authorized officers.

TIVO INC.		TGC, INC.

By:	/s/ Michael Ramsay	By:	/s/ Ta-Wei Chien
	Michael Ramsay		Ta-Wei Chien

Title:	Chairman and CEO	Title:	CEO

Date:		Date:

TIVO INTL II, INC.

By:	/s/ Michael Ramsay

Title:	President and CEO

Date:

EXHIBIT E — IP Protection Measures

The Company shall implement an internal IP protection policy for protection of TiVo Confidential Information that is as protective as the minimum terms set forth in this Exhibit E (the “IP Protection Policy”). The IP Protection Policy shall be an integral part of the Company’s policies and every employee, consultant and contractor with access to TiVo Confidential Information shall be instructed about the policy. The minimum terms of such IP Protection Policy shall include the following:

•	Protect the confidentiality of all Confidential Information of TiVo (the “Proprietary Information”). This involves requiring each employee, contractor and consultant to sign a written nondisclosure agreement with the Company that complies with the terms set forth in Section 11 of this Agreement, upon his/her employment or engagement with the company, as applicable. As deemed appropriate by the Company, personnel shall also attend seminars designed to instruct them about their duties of confidentiality to protect all Proprietary Information and the requirement under this IP Protection Policy. Without limiting the generality of the foregoing, each personnel shall be instructed that no Proprietary Information shall ever be disclosed or otherwise made available to a third party without first executing a written non-disclosure agreement between Company and the receiving party that is pre-approved by Company.

•	All employees, contractors and consultants involved in development shall be required to assign all intellectual property rights with respect to inventions they develop while employed by the Company (and using Proprietary Information) to the Company consistent with and subject to local laws and regulations.

•	No employee, contractor or consultant shall use any unauthorized third party intellectual property rights in the development of any products, services or inventions for the Company.

•	Company shall regularly police its business operations to ensure compliance with the IP Protection Policy and shall ensure that any violations of the policy are handled in a manner reasonably designed to cure the violation and prevent such violations from occurring again in the future.

•	The Company shall establish a process for development and design of products that is specifically designed to protect TiVo’s Highly Sensitive IP which shall be at least as protective as the terms set forth in Exhibit F. With respect to access to the Licensed Technology, TiVo’s Additional Manufacturing Materials and TiVo Improvements, the Company’s employees shall be grouped with different access roles. The infrastructure shall be set up so as to facilitate the Company’s ability to comply with Exhibit F. Company shall implement an access policy appropriate for the region in which it is operating and no less secure than a reasonably prudent business would implement in similar circumstances with respect to materials of comparable sensitivity. Without limiting or expanding the foregoing, Company agrees that its IP Protection Policy shall provide that sales staff shall not have access to TiVo’s Source Code but be permitted to access corporate file servers; engineering staff shall be permitted to access corporate file servers and TiVo’s Source Code, and operation staff shall not have access to TiVo’s Source Code but be permitted to access corporate file servers and production systems. Notwithstanding anything contained herein to the contrary, all use and disclosure of TiVo’s Confidential Information, including but not limited to Highly Sensitive IP, hereunder shall be in strict accordance with Section 11 of this Agreement. To the extent possible, Source Code control tools shall be used to track access to TiVo’s Source Code and to the Company’s intranet. Industry standard encryption with public keys shall be used when transferring (to the extent such transfer is allowed under this Agreement) TiVo’s Source Code, header files, libraries and documents between the Company’s U.S. and China offices.

•	Firewall and virus protection shall be used to prevent code contamination and unauthorized external access. Only authorized computers shall be allowed to access TiVo’s Source Code and the corresponding design database. Physical security shall be used to limit access to the Company’s buildings and computers to only authorized individuals. The Company shall enforce physical security measures such as storing paper copies of Highly Sensitive IP in locked cabinets; providing pass card (or equivalent physical security) access to building and high security rooms; requiring employee and visitor ID badges; and marking confidential documents with a “confidential and proprietary” legend.

Exhibit E ii

Exhibit G — Minimum Terms and Conditions for Sublicense Agreements

The following are minimum terms and conditions to be included in Sublicense Agreements (other than Inter-Company Sublicense Agreements) authorized under the Agreement. The following terms and conditions may be modified by Company (or its Wholly-Owned Subsidiaries) with respect to form (including, without limitation use of terms that are defined in this Agreement) so long as such modifications do not substantively alter the legal effect of such provisions to the detriment of TiVo without the prior, written consent of TiVo.

I. Minimum Terms for all Sublicense Agreements (Excluding End User Sublicense Agreements and Inter-Company Sublicense Agreements)

A. License Grants and Restrictions. The Sublicense Agreement must contain license grants consistent with those Company is authorized to grant pursuant to Section 2.11, Section 2.7(b) and other applicable terms and conditions set forth in this Agreement. The Sublicense Agreement must contain restrictions no less restrictive than those contained in the Agreement (including but not limited to the restrictions in Section 2.12(a)). The license shall only be for such portions of Licensed Technology and TiVo Improvements that are reasonably necessary or useful for the Sublicensee to carry out its obligations under its Sublicense Agreement or exercise rights granted by Company to Sublicensee as authorized under this Agreement.

B. No Proprietary Rights. The Sublicense Agreement must state that, as between Company and the Sublicensee, all right, title and interest in and to the Licensed Technology, TiVo Improvements, TiVo Confidential Information, TiVo Marks and all IP Rights relating thereto remain with Company and/or its licensors. Sublicensee must acknowledge and agree that, other than the license rights specifically granted in the Sublicense Agreement, Sublicensee has no rights in or to the Licensed Technology TiVo Improvements or TiVo Confidential Information.

C. Audit Rights. With respect to Sublicensees that have payment obligations to Company (or its Wholly-Owned Subsidiaries), and such payments affect the amount of Royalties paid by Company (or its Wholly-Owned Subsidiaries) to TiVo under Article 6, the Sublicense

Exhibit G i

Agreement will provide that (i) for at least [*] after any payment, Sublicensees will maintain complete, current and accurate records documenting all amounts to be paid to Company hereunder, if any and (ii) Company (or its Wholly-Owned Subsidiaries) will have audit rights.

D. Confidentiality. Sublicensee shall be bound by confidentiality provisions at least as protective of TiVo Confidential Information and Highly Sensitive IP (as applicable) as those contained in Section 11 (Confidentiality) of this Agreement.

E. Warranty. The Sublicense Agreement must contain a provision substantially similar to the following:

ALL LICENSED TECHNOLOGY AND TIVO IMPROVEMENTS THEREOF WHICH ARE PROVIDED BY COMPANY TO SUBLICENSEE ARE PROVIDED ON AN “AS IS” BASIS AND TIVO EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES, EXPRESS, IMPLIED AND STATUTORY, WHETHER ARISING FROM COURSE OF DEALING OR USAGE OF TRADE INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT.

G. Termination. Each Sublicense Agreement shall provide that it is terminable by Company or TiVo immediately upon written notice, if the Sublicensee is in material breach of (i) the scope of the license and the restrictions which relate to the Sublicensee’s use and license of the Licensed Technology, TiVo Improvements, or TiVo Marks, or (ii) the obligations in paragraph D above with respect to TiVo’s Confidential Information or Highly Sensitive IP (as applicable). Any Developer Sublicense Agreement shall provide that the sublicense [*] upon no more than [*] notice, or [*] the effective date [*] of such Developer Sublicense Agreement. Any other Sublicense Agreement authorized hereunder (except an End User Sublicense Agreement or Inter-Company Sublicense Agreement) shall provide that the sublicense [*] upon no more than [*]notice, or [*] the effective date of such Sublicense Agreement [*]. Furthermore, all Sublicense Agreements shall provide for automatic termination upon the termination of this Agreement between TiVo and Company for any reason.

H. Limitation of Liability. The Sublicense Agreement must, to the extent permitted by applicable law, contain a provision substantially similar to the following:

In no event will TiVo be liable under the Sublicense Agreement under any contract, negligence, strict liability, tort or other legal or equitable theory for any direct, incidental, special or consequential damages of any nature whatsoever, (including without limitation, loss of profits, other commercial loss, or cost of procurement of substitute technology or services), arising out of or in connection with the Sublicense Agreement, even if TiVo has been advised of the possibility of such damages and even if any exclusive remedy stated in this agreement is deemed to fail of its essential purpose.

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit G ii

I. No Assignment. The Sublicense Agreement shall state that the Sublicensee may not delegate, assign (by operation of law or otherwise) or transfer the Sublicense Agreement, the licenses granted or any of Sublicensee’s rights or duties thereunder, including by way of merger (regardless of whether Sublicensee is the surviving entity) or acquisition without the consent of Company (or its Inter-Company Sublicensee), and any attempt to do so shall be null and void.

J. Third-Party Beneficiary. The Sublicense Agreement must contain a provision substantially similar to the following (substituting a list of the provisions required to be in the Sublicense Agreement pursuant to the terms of this Agreement for the blank):

Sublicensee is hereby notified that TiVo Inc., a Delaware corporation, and having its principal place of business at 2160 Gold Street, Alviso CA 95002, USA (and its successors and assigns), is a third-party beneficiary to the Sublicense Agreement to the extent that such agreement contains provisions which relate Sublicensee’s use and license of the Licensed Technology or TiVo Improvements, including but not limited to sections                                          of this Agreement, but does not assume any of Company’s obligations hereunder. Sublicensee hereby agrees and acknowledges that such provisions are made expressly for the benefit of TiVo and are enforceable by TiVo in addition to Company.

K. Compliance with Laws. The Sublicense Agreement shall require Sublicensee to use the Licensed Technology and TiVo Improvements in compliance with all applicable Laws, including without limitation, applicable export laws and regulations.

II. Additional Minimum Terms and Conditions for Developer Sublicense Agreements Only

Restrictions. Sublicensee shall not copy, modify, use, distribute or otherwise exploit the Licensed Technology, TiVo Improvements or any portion or derivative thereof: (A) in a manner that the Sublicensee knows or reasonably should have known would materially increase a third party’s ability to circumvent the security or privacy safeguards implemented by TiVo in TiVo’s products or services; or (B) in connection with Public Software, in a manner that requires any Licensed Technology or portion or derivative thereof (not previously licensed for free or disclosed to the general public) to be licensed for free to the general public or require the Source Code relating thereto to be disclosed to the general public

IP Ownership & Assignment. Any sublicensed development of Upgrades to the Licensed Technology or TiVo Improvements under the Developer Sublicense Agreement shall, to the extent permitted by law, be conducted as a “work-for-hire” and that the Sublicensee assigns Company all right, title and interest (including any IP Rights) in and to the Upgrades thereof free and clear of any encumbrances or payment of royalties or other ongoing fees and disclose a complete copy of any software Upgrades to Company in both Source Code and Object Code forms.

Hardware Designs; Escrow. Any TiVo-Enabled DVR Product hardware designs or Upgrade thereof that is developed by Sublicensee pursuant to a Developer Sublicense Agreement and all associated materials reasonably necessary for TiVo to utilize the same shall be timely delivered to Company to enable Company to comply with its obligations under Section 9.5 of this Agreement.

Exhibit G iii

Security Audit Rights. Company shall have rights to audit Sublicensee for compliance with security restrictions in respect of Highly Sensitive IP.

III. Additional Minimum Terms and Conditions for Manufacturer Sublicense Agreements Only

IP Ownership and Assignment. Notwithstanding anything contained herein to the contrary, in no event shall a Sublicensee (that performs only manufacturing services for Company or its Inter-Company Sublicensees) be sublicensed any rights: (i) under any Source Code (excluding hardware code that is explicitly for manufacturing, such as verilog or a portion thereof provided by Company hereunder) for or to the Licensed Technology or TiVo Improvements or any portion or derivative thereof; or (ii) to create Upgrades to Licensed Technology or TiVo Improvements. Without limiting the generality of the foregoing, to the extent the Sublicensee may have any right, title or interest in and to any Upgrade to Licensed Technology or TiVo Improvements, Sublicensee hereby assigns Company all right, title and interest in and to such Upgrades free and clear of any encumbrances or payment of royalties or other ongoing fees.

Hardware Designs; Escrow. Any TiVo-Enabled DVR Product hardware designs or Upgrades thereof that are developed by Sublicensee pursuant to the Manufacturer Sublicense Agreement and all associated materials reasonably necessary for TiVo to utilize the same shall be timely delivered to Company to enable Company to comply with its obligations under Section 9.5 of this Agreement.

Production Report. Within [*] following the end of each [*] after termination of the Sublicensee’s services for any reason, Sublicensee shall submit a report to Company containing for such [*] the number of TiVo-Enabled DVR Products, GC DVR Products, GC Non-EPG DVR Products, and GC Non-DVR Products [*].

IV. Additional Minimum Terms and Conditions for Distribution Sublicense Agreements and Service Provider Sublicense Agreements Only

Pass Through of End User Sublicense Agreements. A Distribution Sublicense Agreement shall prohibit the Sublicensee from distributing or otherwise granting any rights in or to Licensed Technology or TiVo Improvements embodied in software form except as such software is incorporated or integrated with GC DVR Products, GC Non-EPG DVR Products, TiVo-Enabled DVR Products and/or GC Non-DVR Products provided to the Sublicensee by or for Company pursuant to the Agreement, in Object Code form and Script form only, to an End User pursuant to a written End User Sublicense Agreement for such End User’s use of such products solely in Greater China. Sublicensee shall be required to terminate any such End User Sublicense Agreement upon written notice from Company in the event of an End User Critical

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit G iv

Sublicensee Breach relating to such End User Sublicense Agreement and, if the Sublicensee does not promptly comply with such request, appoint Company its attorney-in-fact solely for the purpose of terminating the End User Sublicense Agreement, which appointment shall be irrevocable.

IP Ownership and Assignment. Notwithstanding anything contained herein to the contrary, in no event shall a Sublicensee be sublicensed any rights: (i) under any Source Code for or to the Licensed Technology or TiVo Improvements or any portion or derivative thereof; or (ii) to create Upgrades of any Licensed Technology or TiVo Improvements. Without limiting the generality of the foregoing, to the extent the Sublicensee may have any right, title or interest in and to any Upgrade relating to Licensed Technology or TiVo Improvements, Sublicensee hereby assigns Company all right, title and interest in and to such Upgrades and TiVo Improvements free and clear of any encumbrances or payment of royalties or other ongoing fees.

Distribution Report. Within [*]following the end of each [*]after termination of the Sublicense Agreement for any reason, Sublicensee shall submit a report to Company containing for such [*]: (i) the number of TiVo-Enabled DVR Products, GC DVR Products, GC Non-EPG DVR Products, GC Non-DVR Products [*]; (ii) all payments paid to Company hereunder for the foregoing; and (iii) any invoices billed and payments collected on behalf of the Company for the provision of any GC DVR Services or Non-DVR Services; including, without limitation, any Gross Revenue invoiced by the Sublicensee for the GC Premium DVR Services.

Within [*] following the end of each [*] ending on [*], and within [*] after termination of the Sublicense Agreement for any reason, Sublicensee shall submit a report to Company containing for such [*]: (i) the number of TiVo-Enabled DVR Products, GC DVR Products, GC Non-EPG DVR Products, GC Non-DVR Products [*]; (ii) all payments paid to Company hereunder for the foregoing; and (iii) any invoices billed and payments collected on behalf of the Company for the provision of any GC DVR Services or Non-DVR Services; including, without limitation, any Gross Revenue invoiced by the Sublicensee for the GC Premium DVR Services.

V. Minimum Terms and Conditions for End User Sublicense Agreements Only

The term “Software” shall include any updates, modified versions, and copies of the software that may be provided by the Company from time to time. The term “End User Documentation” shall mean the documentation and related explanatory written materials provided to End Users in connection the licensing by the End User of any Software.

1. License Grant. Company grants, subject to the terms and conditions of the End User Sublicense Agreement, to End User a personal, non-exclusive, non-transferable, non-sublicensable license to use the Software and the End User Documentation solely in machine executable form (without Source Code) in accordance with the End User documentation and, if provided as integrated or embedded in a hardware product purchased by the End User, solely in conjunction with such product and solely for the End User’s personal use.

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit G v

2. End User Documentation. End Users shall have the right to use the End User Documentation solely in connection with each such End User’s permitted use of the Software.

3. Restrictions. End Users may not copy, modify, or transfer the Software, or any copy thereof, in whole or in part. End Users may not reverse engineer, disassemble, decompile, or translate the Software, or otherwise attempt to derive the Source Code of the Software, except to the extent allowed under any applicable law. Any attempt to transfer any of the rights, duties or obligations the End User Sublicense Agreement is void. End Users may not rent, lease, or operate a service bureau and shall not take the Software outside of Greater China.

4. Ownership. The Software is licensed, not sold, to each End User for use only under the terms of each such End User Sublicense Agreement, and Company and its suppliers reserve all rights not expressly granted to such End User. Each End User shall own the media, if any, on which the Software or End User Documentation is recorded, but Company and its suppliers retain ownership of all intellectual property in the Software and End User Documentation itself.

5. Reservation of Rights. Except as stated above, the End User Sublicense Agreement does not grant End Users any intellectual property rights in the Software or End User Documentation.

6. Term. Each End User License Agreement shall terminate immediately upon notice to the End User if such End User materially breaches any term or condition of their End User License Agreement. Each End User shall agree upon termination, to discontinue use and to promptly destroy the Software and all copies thereof.

7. Warranty Disclaimer. NEITHER COMPANY NOR ANY OF ITS REPRESENTATIVES MAKES OR PASSES ON TO LICENSEE OR OTHER THIRD PARTY ANY WARRANTY OR REPRESENTATION ON BEHALF OF COMPANY’S LICENSORS OR SUPPLIERS, INCLUDING BUT NOT LIMITED TO ANY IMPLIED WARRANTY OF MERCHANTABILITY, NON-INFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE.

8. Limitation of Liability. IN NO EVENT WILL COMPANY OR COMPANY’S LICENSORS OR SUPPLIERS BE LIABLE TO THE END USER FOR ANY CONSEQUENTIAL, INCIDENTAL OR SPECIAL DAMAGES, INCLUDING ANY LOST PROFITS OR LOST SAVINGS, EVEN IF COMPANY OR ITS SUPPLIERS HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, OR FOR ANY CLAIM BY ANY THIRD PARTY. Some jurisdictions do not allow the exclusion or limitation of incidental, consequential or special damages, so the above limitations may not apply to certain End Users.

Exhibit G vi

EXHIBIT H –GC Product Reference Design & Sublicense Terms

I. GC Product Reference Design:

The GC Product Reference design is a hardware reference design for a [*] and may include only the following portions of Licensed Technology and TiVo Improvements:

A)	schematics [*];

B)	a bill of materials;

C)	an approved component vendor list;

D)	hardware and manufacturing information (including without limitation, hardware requirements);

E)	[*];

F)	[*]; and

G)	[*].

Nothing herein shall limit Company’s ability to provide any materials to Reference Design Sublicensees that do not contain any Licensed Technology, TiVo Improvements, TiVo Confidential Information or Additional Manufacturing Materials.

Additionally, Company or its Inter-Company Sublicensees may provide the Client Technology (and Upgrades thereof) to the Reference Design Sublicensee in Object Code and Script form only, solely to be copied and loaded, in unmodified form, onto GC DVR Products, GC Non-EPG DVR Products and/or GC Non-DVR Products created by the Reference Design Sublicense under its GC Product RD Sublicense Agreement and provide the Reference Design Sublicensee the right to distribute such Client Technology (and Upgrades thereof) as loaded on such products to End Users.

Except as provided above, the Reference Design Sublicensee shall not be granted any right to copy, modify or distribute any software containing Licensed Technology or TiVo Improvements.

II. Additional Terms Governing GC Product RD Sublicense Agreements

As a condition to the grant by TiVo to Company to sublicense the right and license to a Reference Design Sublicensee pursuant to Section 2.11(e) of this Agreement, Company agrees to enter a GC Product RD Sublicense Agreement with such Reference Design Sublicensee with terms that are at least as restrictive as the Minimum Terms for all Sublicense Agreements set forth in Section I of Exhibit G above and the additional terms and conditions set forth below:

A) Scope of Sublicense: The Sublicense Agreement would contain a sublicense no broader than a non-exclusive, non-sublicenseable, non-transferable limited license to use the GC Product Reference Design solely to design, make, have made, use, sell and offer for sale the relevant GC DVR Products, GC Non-EPG DVR Products and/or GC Non-DVR Products.

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit H i

B) Pass Through of End User Sublicense Agreements: The Sublicense Agreement shall prohibit the Sublicensee from distributing or otherwise granting any rights in or to Licensed Technology or TiVo Improvements embodied in software form except as such software is incorporated or integrated with GC DVR Products, GC Non-EPG DVR Products and/or GC Non-DVR Products created by the Reference Design Sublicense under its GC Product RD Sublicense Agreement, in Object Code form and Script form only, to an End User pursuant to a written End User Sublicense Agreement for such End User’s use of such products solely in Greater China. Sublicensee shall be required to terminate any such End User Sublicense Agreement upon written notice from Company in the event of an End User Critical Sublicensee Breach relating to such End User Sublicense Agreement and, if the Sublicensee does not promptly comply with such request, appoint Company its attorney-in-fact solely for the purpose of terminating the End User Sublicense Agreement, which appointment shall be irrevocable.

C) Upgrades to Licensed Technology and TiVo Improvements: The Sublicense Agreement shall contain provisions requiring the Reference Design Sublicensee to grant Company a sublicenseable license under or assign any IP Rights in or to Upgrades Sublicensee may create of the Licensed Technology or TiVo Improvements and disclose such Upgrades to Company such that Company has the right to grant TiVo a sublicense or license of the scope as required under Section 9.3 of this Agreement and the ability to comply with its obligations to disclose Company Improvements to TiVo under this Agreement.

D) Reports: Within [*] following the end of each [*] after termination of the Sublicense Agreement for any reason, Reference Design Sublicensee shall submit a report to Company containing for such [*]: (i) the number and type of GC DVR Products, GC Non-EPG DVR Products and/or GC Non-DVR Products [*]; and (ii) all payments paid to Company hereunder in connection with the foregoing.

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit H ii

EXHIBIT V — Form of Cost Sharing Agreement

RESEARCH & DEVELOPMENT COST SHARING AGREEMENT

THIS RESEARCH & DEVELOPMENT COST SHARING AGREEMENT (“Agreement”), effective as of                     , 2004, is made by and between TGC, INC., an exempted company incorporated under the Companies Law (2003 Revision) of the Cayman Islands (“Licensor”), and TIVO INC., a Delaware corporation (“Licensee”, and together with Licensor, the “Participants”).

WHEREAS, Licensor and Licensee are parties to the IP&T Agreement, which, among other things, governs all legal aspects of their respective rights and obligations with respect to the Cost Shared Improvements, including without limitation providing for a license of Cost Shared Improvements to Licensee on a royalty-free basis;

WHEREAS, Licensor has paid an arm’s-length amount for the pre-existing intangible property rights made available to it for purposes of research in the intangible development area covered by this Agreement;

WHEREAS, each Participant anticipates that it will derive benefits from the use of the Cost Shared Improvements;

WHEREAS, the Participants are interested in sharing the costs and risks of future research and development of the Cost Shared Improvements in exchange for the right to exploit such Cost Shared Improvements on a royalty-free basis in business activities conducted in their respective Specified Jurisdictions;

WHEREAS, the Participants intend for this Agreement to constitute a qualified cost sharing arrangement in compliance with the provisions of Section 1.482-7 of the Regulations;

NOW, THEREFORE, in consideration of the mutual covenants and undertakings herein, the receipt and sufficiency of which are hereby acknowledged, the Participants, intending to be legally bound, hereby covenant and agree as follows:

ARTICLE I – Definitions

Unless otherwise provided, each capitalized term used herein shall have the meaning assigned to it in this article. Capitalized terms used but not defined herein shall have the meaning assigned to them in the IP&T Agreement.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Cost Shared Improvements” means Company Improvements, excluding any Company Improvements or categories of Company Improvements for which Licensee notifies Licensor in writing that Licensee does not want to share the development costs under this Agreement; provided, however, that a particular Company Improvement shall be excluded only if development of such Company Improvement has not commenced as of such notice.

Exhibit V i

“Cost Share Percentage” means Licensee’s allocable share of Shared Research Costs, as determined in the Licensee Addendum.

“Effective Date” means [                    , 2004].

“IP&T Agreement” means that certain Intellectual Property and Technology Agreement of even date herewith, to which both Licensor and Licensee are parties.

“Licensee” means (i) as of the Effective Date, TiVo Inc., and (ii) thereafter, any affiliate of TiVo Inc. which has executed a Licensee Addendum with Licensor.

“Licensee Addendum” means each addendum substantially in the form attached hereto as Schedule 1 which is executed in writing by the Licensor and TiVo Inc. or an affiliate of TiVo, Inc. pursuant to which such person shall be deemed a “Licensee” in accordance with the terms herein.

“Operating Profit” means revenue net of [*].1

“Participant” means either Licensor or Licensee; and when used in the plural, means collectively Licensor and each Licensee. Participant includes all related branches and partnerships, as those terms are defined under the Code, owned by a Participant. Additional Participants may include affiliates of Licensee that have executed a Licensee Addendum in accordance with the terms herein.

“Product” means any product or service sold or licensed by any Participant that utilizes, embodies, or incorporates the Cost Shared Improvements.

“Qualified CSA” means a “qualified cost sharing arrangement” under Section 1.482-7 of the Regulations.

“Regulations” means the United States Treasury department regulations promulgated under the Code.

“Research Activities” means any research, development and other activities related to the development of the Cost Shared Improvements.

“Research & Development Cost Sharing Agreement” or “Agreement” means this Agreement, as the same may be amended or modified from time to time.

“Research Program” means the plan of Research Activities as determined by mutual reasonable agreement of the Participants under Article IV of this Agreement from time to time as the same are to be completed by Licensor, or by selected non-participants, in order to achieve the purposes of this Agreement.

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.
[1][*]

Exhibit V ii

“Research Program Committee” means a committee composed of one representative of Licensor and two representatives of Licensee, the overall function of which shall be to administer this Agreement.

“Shared Research Costs” means research and development costs and other related expenses, as determined under U.S. generally accepted accounting principles and translating foreign currencies on a consistent basis, that are related to the Research Program, all of which are expected to be paid or incurred by the Licensor, including the following costs:

a.	fees, costs, or other direct or indirect operating expenses (other than depreciation or amortization expense) incurred in performing Research Activities as well as an arm’s length charge for tangible property used in Research Activities;

b.	fees, costs, or other expenses incurred in procuring from other persons Research Activities, including any profit on costs that are paid to such other persons;

c.	fees, costs, or other expenses related to the Cost Shared Improvements as may be agreed to by the Participants;

d.	costs or expenses incurred by or on behalf of the Research Program Committee, including, without limitation, (i) costs or expenses incurred by the Participants’ designated representatives and (ii) costs or expenses incurred by either Participant to respond to any reasonable request by the Research Program Committee for information or documentation; and

e.	all operating expenses attributable to stock-based compensation (i.e., any compensation provided by a Participant to any employee or independent contractor in the form of equity instruments, options to acquire stock (stock options), or rights with respect to (or determined by reference to) equity instruments or stock options, including but not limited to property to which Section 83 of the Code applies and stock options to which Section 421 of the Code applies, regardless of whether ultimately settled in the form of cash, stock, or other property), to the extent that such stock-based compensation is granted during the term of this Agreement and is related at the time of grant to the Research Program, and in an amount equal to the amount allowable to the Participant granting such stock-based compensation as a deduction for U.S. federal income tax purposes (for example under Section 83(h) of the Code) or, where applicable, in an amount determined on the basis of the election provided for in Section 7.14 of this Agreement.

“Specified Jurisdictions” means the countries or jurisdictions listed in Appendix 1 with respect to each Participant.

Exhibit V iii

ARTICLE II – Administration of Agreement and

Research and Related Activities

2.01 Research Program Committee as Administrator of Agreement.

a. The Research Program Committee shall administer this Agreement as agent for and on behalf of the Participants.

b. The Research Program Committee shall be responsible for ensuring, and shall notify the Participants of procedures necessary to ensure that (i) this Agreement constitutes a Qualified CSA, (ii) each Participant is in compliance with all accounting and administrative requirements set forth in Sections 1.482-7(i) and (j) of the Regulations; and (iii) each Participant that is required to file a United States federal income tax return (x) attaches to such return a statement indicating that it is a participant in a qualified cost sharing arrangement and listing the other controlled participants in the arrangement and (y) also attaches a similar statement to Schedule M of any Form 5471 or Form 5472 filed with respect to a Participant hereto that is not otherwise required to file a United States federal income tax return.

2.02 Participants’ Duty to Cooperate. Each Participant shall cooperate fully with the Research Program Committee to enable it to discharge its obligations as the administrator of this Agreement. Each Participant shall use its reasonable best efforts to provide prompt and complete responses to any reasonable request by the Research Program Committee for information or documentation and to comply in all respects with the procedures set forth by the Research Program Committee. For the avoidance of doubt, any such request shall be deemed reasonable if the requested information or documentation is reasonably necessary for the Research Program Committee to discharge its obligation to ensure that this Agreement constitutes a Qualified CSA.

2.03 Audits and Tax Proceedings. Each Participant shall promptly notify the Research Program Committee, with a copy to each other Participant, of any oral or written communication with or from the U.S. Internal Revenue Service or any other governmental authority regarding the status of this Agreement as a Qualified CSA. In the case of a revenue agency audit or administrative or judicial proceeding regarding the status of this Agreement as a Qualified CSA, the Participant that is the immediate party to such audit or proceeding shall, subject to satisfying its obligations under Section 2.02, control at its expense the conduct of such audit or proceeding, but shall keep the Research Program Committee fully apprised of all developments (including without limitation sharing copies of all correspondence) in such audit or proceeding; provided, however, that such Participant may, in its sole discretion, appoint the Research Program Committee as its agent with complete authority to handle all aspects of such audit or proceeding; provided, further, that a Participant shall not enter into any compromise or agree to settle any claim pursuant to any such audit or proceeding which might adversely affect any other Participant without the written consent of such other Participant. The Participants agree to cooperate in the defense or compromise of any claim raised by any revenue agency audit or as a result or in the course of any administrative or judicial proceeding regarding the status of this Agreement as a Qualified CSA.

2.04 Audit Costs. For the avoidance of doubt, all costs incurred by any Participant or the Research Program Committee in connection with a revenue agency audit or administrative or judicial proceeding regarding the status of this Agreement as a Qualified CSA shall not be includible in Shared Research Costs (a) shall be borne by the Participant that is the immediate party to the audit or proceeding if such Participant elects to control such audit or proceeding, or (b) shall be shared based on the Participants’ respective Cost Share Percentage if the Participant that is the immediate party to the audit or proceeding elects to appoint the Research Program Committee to handle such audit or proceeding.

Exhibit V iv

ARTICLE III – Calculation of Shared Research

Costs and Payments

3.01 Shared Research Costs.

a. Licensee shall be charged and shall pay to Licensor on a mutually agreed periodic basis, [*], an amount equal to its portion of total Shared Research Costs, which amount shall be calculated in accordance with Section 3.01(c) and the Licensee Addendum.

b. The Participants intend to share the Shared Research Costs according to each Participant’s reasonably anticipated benefits resulting from its use of the Cost Shared Improvements and, in exchange, shall have the right to use the Cost Shared Improvements [*] in their respective Specified Jurisdictions.

c. The periodic amount of Shared Research Costs that shall be paid by Licensee shall equal the total amount of Shared Research Costs incurred [*], as determined in the Licensee Addendum, subject to any adjustments computed in a manner consistent with the requirements of the Code and the Regulations.

3.02 Budgeting for Research Activities. The Research Program Committee shall engage in a budgeting process during the [*]each fiscal year to determine the anticipated Shared Research Costs together with any additional necessary procedures for allocation, invoicing and reimbursement of such costs related to the Research Program for [*]the fiscal year.

3.03 Statement of Costs. Within [*] after the end of each quarter, Licensor shall provide to the Research Program Committee, with a copy to Licensee, a written statement of estimated total Shared Research Costs incurred during that quarter. The Research Program Committee shall review such statement and request any additional information or documents reasonably necessary for the Research Program Committee to discharge its obligation to ensure that this Agreement constitutes a Qualified CSA.

3.04 Terms of Payment. Within [*], the Research Program Committee shall provide to Licensee the written statement of estimated total Shared Research Costs described in Section 3.03, adjusted as necessary pursuant to the Research Program Committee’s review of such statement, specifying the amounts charged to Licensee. Within [*]of the receipt of such written statement, Licensee shall pay to Licensor the amount set forth in the statement. All payments that are not made when due and payable will be considered overdue and remain payable together with interest for late payment at an agreed arm’s-length rate.

3.05 Quarterly Reconciliation. [*]in any fiscal year, Licensor shall provide to the Research Program Committee a statement of actual total Shared Research Costs incurred during

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit V v

the immediately preceding quarter. Upon receipt of such statement, the Research Program Committee shall reconcile the estimated [*]calculations and payments with the [*]figures and issue written statements for additional payments or refunds to the Licensor or Licensee as may be required by such reconciliation. Within [*]of the receipt of such written statement, Licensee and Licensor shall pay the amount due, if any, set forth in the statement. All payments that are not made when due and payable will be considered overdue and remain payable together with interest for late payment at an agreed arm’s-length rate. The [*]cost reconciliation will be performed in a manner consistent with the allocation method described in Section 3.01.

3.06 Periodic Review of Allocation of Shared Research Costs.

a. [*] the Research Program Committee and the Participants shall evaluate the method of allocating the Shared Research Costs in order to ensure that the allocation method described in Section 3.01(b) and the Licensee Addendum appropriately reflects the reasonably anticipated benefits to each Participant resulting from its use of the Cost Shared Improvements.

b. Factors to be taken into account during the annual evaluation shall include, without limitation, a determination of the time period between the inception of the Research Program and the receipt of benefits, a projection of the time over which benefits will be received, a projection of the benefits anticipated for each year in which it is anticipated the Cost Shared Improvements will generate benefits, as well as, where applicable, the commercial release by a Participant of a Product substantially before that Product is commercially released by another Participant.

c. If, during the course of an [*] evaluation, the Research Program Committee and the Participants, acting in good faith, determine that a more reliable method than that described in the Licensee Addendum for allocating the Shared Research Costs exists, taking into account the Participants’ reasonably anticipated benefits as described in Section 1.482-7 of the Regulations, the Research Program Committee and the Participants shall make any adjustment to the Cost Share Percentage as may be advisable under the circumstances and may mutually agree upon the adoption of a new method of allocation for future Shared Research Costs.

d. If the [*] evaluation reveals that any Participant’s reasonably anticipated share of the overall benefits from exploiting the Cost Shared Improvements and its share of the actual benefit from such exploitation differ by more than [*], and this difference is not due to an extraordinary event beyond the control of the Participant that could not reasonably have been anticipated at the time the Shared Research Costs were allocated among the Participants, each Participant shall make or receive a payment as necessary to achieve a retrospective adjustment to such allocation that will reflect each Participant’s actual share of the overall benefits from exploiting the Cost Shared Improvements for the years in which the benefits were realized, together with a time value of money adjustment reflecting an arm’s length rate of interest.

3.07 Accounting Records; Right of Inspection. The Research Program Committee shall keep and maintain books of account and other records with respect to the Shared Research Costs

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit V vi

and the amount charged to any Participant under this Agreement. Upon reasonable written notice to Licensor, Licensee may audit, at its own expense, the relevant books and records of Licensor and its affiliates to ensure compliance with the terms of this Agreement. Any such audit shall be conducted during regular business hours at the offices of Licensor’s U.S. subsidiary or at another place agreed by Licensor and Licensee, and shall not interfere unreasonably with the Licensor’s business activities.

3.08 Records. Each Participant agrees to keep [*] records supporting the Shared Research Costs in sufficient detail to permit Licensee to audit the relevant records to confirm the accuracy of any payments required under the terms of this Agreement. This period will be extended at the Research Program Committee’s discretion if it notifies the Participants in writing or if Licensor or Licensee notifies the other in writing of a revenue agency audit. Each Participant also agrees, at its own expense, to provide annually to the other Participants copies of all such records.

ARTICLE IV – Research Program

4.01 Research Program.

a. Research Program. Licensor shall engage in the research and development of Company Improvements (as more completely described in the IP&T Agreement) and the Participants shall share the costs, risks and rights relating to the research and development of those Company Improvements that are Cost Shared Improvements.

b. Research Activities. The Research Activities relating to the Research Program shall be conducted as agreed pursuant to this Agreement or as otherwise provided in the IP&T Agreement.

c. Research and Development Responsibilities. Licensor shall keep the Research Program Committee and Licensee up-to-date on the progress and costs of all Research Activities.

d. Annual Review and Documentation. The Research Program Committee and the Participants shall review annually the Research Activities included in the Research Program and, if necessary based on any changes in economic conditions, the business operations and practices of the Participants, and the ongoing Research Activities, amend the documentation of the cost allocation in accordance with this review.

ARTICLE V – Indemnification

5.01 Agreement to Indemnify. Without prejudice to any indemnity in the IP&T Agreement and without prejudice to any other available legal or equitable remedy, each Participant shall defend, indemnify and hold harmless the other Participants from and against all third party costs, claims, suits, expenses (including reasonable attorneys’ fees), assessments, fines and damages arising out of or resulting from the indemnifying Participant’s breach of its obligations under Section 2.02 of this Agreement; provided, however, that the amount of such indemnification shall in no event exceed [*] pursuant to this Agreement.

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit V i

5.02 Determination of Breach. The determination of whether a breach has occurred that triggers the indemnification obligation under Section 5.01 shall be made in accordance with the dispute resolution provisions of Section 7.07 of this Agreement.

ARTICLE VI – Term and Termination

6.01 Term. This Agreement shall become effective upon the Effective Date and shall remain in full force and effect throughout the Collaboration Period, unless the IP&T Agreement is terminated (including without limitation because the Licensor ceases to do business or seeks protection under any bankruptcy or comparable proceeding, as more completely set forth in Section 14 of the IP&T Agreement), in which case this Agreement shall automatically terminate. Additionally, Licensee has the right to terminate this Agreement at its discretion upon [*] written notice to Licensor, which notice shall include an explanation of Licensee’s determination to terminate this Agreement.

6.02 Use of Cost Shared Improvements; Survival. Licensee’s rights to receive and use Cost Shared Improvements shall be as set forth in the IP&T Agreement and, for avoidance of doubt, shall survive the termination of this Agreement. Upon termination or expiration of this Agreement, the rights and obligations of the Participants shall cease except that the following provisions of this Agreement shall survive as necessary: Article I, Article II, Section 3.07, Section 3.08, Article V, Section 6.02, Section 6.03, and Article VII.

6.03 Effect on IP&T Agreement. Notwithstanding anything herein to the contrary, termination or breach of this Agreement shall not affect or alter any rights or obligations of the Participants under the IP&T Agreement in any manner.

ARTICLE VII – Miscellaneous

7.01 Assignment. Except as otherwise provided for in this Agreement, neither this Agreement nor any right or obligation arising hereunder may be assigned, in whole or in part, by any Participant without the prior written consent of the other Participants, except to such Participant’s assignee of the IP&T Agreement as allowed pursuant to Section 16.15 of the IP&T Agreement. Any prohibited assignment or transfer shall be null and void and shall constitute a breach of this Agreement. Notwithstanding any assignment, this Agreement shall remain binding upon the assignor. Subject to the restrictions on assignment herein set forth, this Agreement shall inure to the benefit of the permitted successors and assigns of each of the Participants.

7.02 Entire Agreement; Amendment. This Agreement and the IP&T Agreement constitute the entire agreement between the Participants hereto relative to the subject matter hereof, and supersedes all prior written or oral agreements, statements, correspondence, negotiations and understandings by and among the Participants with respect to the matters covered in such agreements. Any provision of this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a written instrument signed by each of the Participants hereto. The Participants agree to amend this Agreement if and as necessary to conform to any income tax rules and regulations that are or become applicable with respect to any matters governed by this Agreement.

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit V ii

7.03 No Agency or Partnership. This Agreement shall not constitute any Participant as an agent, legal representative, partner, or joint venturer of the other for any purpose whatsoever, and none of the Participants shall have any right or authority hereunder to assume or create any obligation or responsibility, express or implied, on behalf of or in the name of any other Participant. None of the Participants shall have, or shall represent that it has, any power, right or authority to bind any other Participant to any obligation or liability.

7.04 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be valid, legal, and enforceable under all applicable Laws. If, however, any provision of this Agreement shall be invalid, illegal, or unenforceable under any such applicable Law in any jurisdiction, it shall, as to such jurisdiction, be deemed modified to conform to the minimum requirements of such Law, or, if for any reason it is not deemed so modified, it shall be invalid, illegal, or unenforceable only to the extent of such invalidity, illegality, or limitation on enforceability without affecting the remaining provisions of this Agreement, or the validity, legality, or enforceability of such provision in any other jurisdiction.

7.05 Benefits of this Agreement. Nothing in this Agreement shall be construed to give to any person other than the Participants any legal or equitable right, remedy or claim under this Agreement. This Agreement shall be for the sole and exclusive benefit of the Participants.

7.06 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

7.07 Dispute Resolution. Any dispute among the parties and arising out of or relating to this Agreement will be resolved in accordance with the procedures specified in this Section 7.07. The parties intend that these provisions will be valid, binding, enforceable, exclusive and irrevocable and will survive any termination of this Agreement.

a. Notification and Negotiation. Upon any dispute arising out of or relating to this Agreement (including but not limited to its application, interpretation, or any alleged breach hereunder), the party raising the dispute will give written notice to the other parties to the dispute describing the nature of the dispute following which the parties to such dispute shall attempt for a period of [*] to resolve such dispute by negotiation between executives who have authority to settle such dispute. All such negotiations shall be confidential and treated as compromise and settlement negotiations for purposes of any applicable rules of evidence. The statute of limitations applicable to the commencement of a lawsuit shall apply to the commencement of an arbitration hereunder, except that no defenses will be available based upon the passage of time during any such negotiation. Regardless of the foregoing, a party shall have the right to seek immediate injunctive relief pursuant to clause (c) without regard to any such [*] negotiation period.

b. Choice of Arbitral Forum and Rules. If the parties are unable to resolve their dispute pursuant to paragraph (a), such dispute shall be submitted to final and binding arbitration under

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit V iii

the Rules of Arbitration of the International Chamber of Commerce (the “ICC Rules”). Any such arbitration shall be conducted in San Jose, California before a single arbitrator of American citizenship and with substantial experience in resolving intellectual property and joint venture disputes under United States Laws, and who shall be appointed in accordance with the ICC Rules. At the written request of the Claimant in its Request for Arbitration, the arbitration shall be conducted on a “fast track” basis with the following expedited deadlines: the Respondent(s) shall have [*] from receipt of the Request from the Secretariat of the ICC to file an Answer and any Counterclaim(s); the Claimant(s) shall have [*] from the receipt of any Counterclaim to file a Reply; any party’s challenge to an arbitrator must be submitted to the ICC within [*] of that party’s receipt of the notification of the appointment of the arbitrator, or within [*] from the date the challenging party was informed of the facts on which such challenge is based if such date is subsequent to the receipt of such notification; the Arbitrator shall transmit the Terms of Reference to the ICC’s International Court of Arbitration (the “Court”) within [*] of the Arbitrator’s receipt of the file from the Secretariat; and, in recognition of the urgency of the matter and likelihood of irreparable harm, the Arbitrator shall submit the draft Award to the Court as expeditiously as possible and subject to the time limits set forth in Article 24 of the ICC Rules.

c. Temporary or Injunctive Relief. Notwithstanding the parties’ agreement to submit all disputes to final and binding arbitration before the ICC, the parties shall have the right to seek and obtain temporary or preliminary injunctive relief in any court of competent jurisdiction, provided, however, that any such action brought in the United States shall be filed exclusively in the United States District Court for the Southern District of New York, and the parties hereby irrevocably consent to the personal jurisdiction of such court and waive any objections to the jurisdiction of, or venue in, that forum. Such courts shall have authority to, among other things, grant temporary or provisional injunctive relief (with such relief effective until the arbitrator has rendered a final award) in order to protect any party’s rights under this Agreement or its intellectual property rights.

d. Confirming the Award and Enforcing Judgment. The United States District Court for the Southern District of New York shall have exclusive jurisdiction within the United States to confirm any award issued by the arbitrator. Any arbitration award may also be confirmed and enforced in any court of competent jurisdiction outside of the United States.

e. Confidential Proceedings. Except as may be necessary to enter judgment upon the award or to the extent required by applicable Law, all claims, defenses and proceedings (including, without limiting the generality of the foregoing, the existence of the dispute and the fact that there is an arbitration proceeding) shall be treated in a confidential manner by the arbitrator, the parties and their counsel, and each of their agents, employees and all others acting on behalf of or in concert with them. Without limiting the generality of the foregoing, no one shall divulge to any Person not directly involved in the arbitration the contents of the pleadings, papers, orders, hearings, trials, or awards in the arbitration, except as may be necessary to enter judgment upon an award as required by applicable law. Any dispute relating to the arbitration hereunder (including, without limiting the generality of the foregoing, to prevent or compel arbitration or to confirm, correct, vacate or otherwise enforce an arbitration award) shall be filed under seal with the court, to the extent permitted by applicable Law.

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit V iv

f. Waiver of Jury Trial. THE PARTIES HEREBY AGREE TO WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING, BUT NOT LIMITED TO, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS.

7.08 Specific Performance. Each Participant acknowledges and agrees that the other Participants would be damaged irreparably if any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each Participant agrees that the other Participants will be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof.

7.09 Rights Cumulative. Each and all of the various rights, powers and remedies of a Participant hereunder will be considered to be cumulative with and in addition to any other rights, powers and remedies which such Participant may have at law or in equity in the event of the breach of any of the terms of this Agreement. A Participant’s exercise or partial exercise of any right, power or remedy will neither constitute the exclusive election thereof nor the waiver of any other right, power or remedy available to such Participant.

7.10 Waiver. Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof will not be deemed a waiver of such term, covenant, or condition, nor will any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

7.11 Headings. Section headings contained in this Agreement are for convenience and shall not by themselves determine the interpretation of this Agreement.

7.12 Notices. Any notice required or permitted pursuant to this Agreement shall be given in writing and shall be given either personally or by sending it by next day or second day courier service, fax or similar means to the address(es) for notice set forth below the signature of the Participants (or at such other address as such Participant may designate by [*] advance written notice to the other Participants to this Agreement given in accordance with this Section 7.12). Where a notice is sent by next day or second day courier service, service of the notice shall be deemed to be effected by properly addressing, pre paying and sending by next day or second day service through an internationally recognized courier a letter containing the notice, with a confirmation of delivery, and to have been effected at the expiration of two days after the letter containing the same is sent as aforesaid. Where a notice is sent by fax, service of the notice shall be deemed to be effected by properly addressing, and sending such notice, with a confirmation of delivery, and to have been effected on the day the same is sent as aforesaid.

7.13 Force Majeure. Neither Participant shall be liable hereunder by reason of any failure or delay in the performance of its obligations hereunder on account of strikes, shortages,

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit V v

riots, insurrection, fires, flood, storm, explosions, acts of God, war, governmental action, labor conditions, earthquakes, material shortages or any other causes that are beyond the reasonable control of such Participant (each a “Force Majeure Event”).

7.14 Failure to Enforce. The failure of any Participant at any time or for any period of time to enforce any term or provision of this Agreement shall not be construed as a waiver of such term or provision or of the right of any Participant to enforce each and every such term and provision.

7.15 Use of Names. No Participant will use or refer to this Agreement in any promotional activity, or use the marks of any other Participant, without express prior written permission of Licensor. All Participants shall refrain from making any public announcement or disclosure of this Agreement and its terms without the prior written consent of the Licensor, except as required by law.

7.16 Accounting for Stock Based Compensation. The Participants hereby elect to account for any options on Licensor stock under the method set forth in Section 1.482 7(d)(2)(iii)(B) of the Regulations, namely in the same amount, and as of the same time, as the fair value of the stock options reflected as a charge against income in Licensor’s audited financial statements or disclosed in footnotes to such financial statements. The election in this Section 7.16 shall not be effective until and unless Licensor has at least one class of stock regularly traded on an established United States securities market and shall otherwise be subject to the conditions and limitations in Section 1.482-7(d)(2)(iii)(B) of the Regulations.

7.17 Counterparts and Facsimile Execution. This Agreement may be executed in two or more counterparts, but all of which together shall constitute one and the same instrument. Any counterpart or other signature delivered by facsimile shall be deemed for all purposes as being a good and valid execution and delivery of this Agreement by that Participant.

SIGNATURE PAGE TO RESEARCH & DEVELOPMENT COST SHARING AGREEMENT FOLLOWS

Exhibit V vi

IN WITNESS WHEREOF, the Participants have executed this Agreement to be effective as of the Effective Date.

TGC, Inc.	TiVo Inc.

By:	By:
Title:	Title:
Address:	Address:

SIGNATURE PAGE TO RESEARCH & DEVELOPMENT COST SHARING AGREEMENT

Exhibit V vii

Appendix 1

Specified Jurisdictions

Participant	Specified Jurisdiction

Licensor	Greater China, as more completely described in the IP&T Agreement.

Licensee	The world, except for Greater China, as more completely described in the IP&T Agreement.

Appendix 1

Schedule 1

Licensee Addendum2

A. General Matters. This Licensee Addendum is an addendum and a part of that certain Research & Development Cost Sharing Agreement (“Agreement”), effective as of                     , 2004, by and between the Participants. All terms not defined herein have the meaning given to them in the Agreement.

B. Licensee: TiVo Inc., a Delaware corporation.

C. Licensee’s Specified Jurisdiction: The world, except for Greater China, as more completely described in the IP&T Agreement.

D. Licensee’s Cost Share Percentage

1. The Participants have reviewed actual and projected sales and/or licenses and other anticipated benefits of the Cost Shared Improvements, and have determined that, consistent with the requirements of the Code and the Regulations governing cost sharing arrangements, the most reliable estimate of the reasonably anticipated benefit to be derived by each Participant from the Cost Shared Improvements is based on their respective Operating Profit. Specifically, in each quarter of each fiscal year during the term of this Agreement, Licensee’s Cost Share Percentage shall be determined as a percentage equal to the ratio of Licensee’s reasonably anticipated Operating Profits in such quarter to the Participants’ aggregated reasonably anticipated Operating Profit during the same period.3

2. On the basis of paragraph 1 above, Licensee’s Cost Share Percentage is:

[                    ].4

E. Licensee’s Right to Exploit the Cost Shared Improvements. In exchange for paying the Cost Share Percentage, Licensee shall be entitled to use the Cost Shared Improvements on a royalty-free basis in Licensee’s Specified Jurisdiction.

SIGNATURE PAGE TO SCHEDULE 1 (LICENSEE ADDENDUM) TO

RESEARCH & DEVELOPMENT COST SHARING AGREEMENT FOLLOWS

[2]	All economic information to be provided by TiVo’s transfer pricing economist, who will also prepare, contemporaneously with the Agreement, a transfer pricing study that is intended to satisfy the applicable documentation and related requirements of the Regulations.
[3]	TiVo’s transfer pricing economist to confirm whether Operating Profit provides the most reliable estimate of reasonably anticipated benefits. Paragraph to be revised/refined accordingly.
[4]	TiVo’s transfer pricing economist to confirm whether Licensee’s Cost Share Percentage will fluctuate throughout the term of the Agreement and to provide a schedule showing Licensee’s Cost Share Percentage for each quarter.

Schedule 1

IN WITNESS WHEREOF, Licensor and Licensee have executed this Licensee Addendum to be effective as of the Effective Date.

TGC, Inc.	TiVo Inc.

By:	By:
Title:	Title:
Address:	Address:

SIGNATURE PAGE TO SCHEDULE 1 (LICENSEE ADDENDUM) TO

RESEARCH & DEVELOPMENT COST SHARING AGREEMENT

Schedule 1 - 2